Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Exhibit 10.41

LICENSE AGREEMENT

between

KARYOPHARM THERAPEUTICS INC.

and

BERLIN-CHEMIE AG

(MENARINI GROUP)

for

SELINEXOR

TABLE OF CONTENTS

RECITALS
ARTICLE 1	DEFINITIONS
ARTICLE 2	GRANT OF RIGHTS
ARTICLE 3	EXCHANGE OF INFORMATION AND IMPROVEMENTS
ARTICLE 4	DEVELOPMENT, REGISTRATION, PRICE AND REIMBURSEMENT APPROVAL OF PRODUCT; DILIGENCE; JSC
ARTICLE 5	POST-REGISTRATION DEVELOPMENT
ARTICLE 6	TRADEMARKS
ARTICLE 7	CONSIDERATION BY LICENSEE
ARTICLE 8	MANUFACTURE AND SUPPLY
ARTICLE 9	MARKETING AND SALE OF PRODUCT
ARTICLE 10	RECORDS AND REPORTS
ARTICLE 11	REPRESENTATIONS AND WARRANTIES
ARTICLE 12	LIABILITIES, INDEMNITIES AND INSURANCE
ARTICLE 13	THE PATENTS
ARTICLE 14	LICENSEE REIMBURSEMENTS FOR DEVELOPMENT OF PRODUCT
ARTICLE 15	CONFIDENTIALITY
ARTICLE 16	FORCE MAJEURE
ARTICLE 17	TERM
ARTICLE 18	TERMINATION
ARTICLE 19	MISCELLANEOUS
ARTICLE 20	APPENDICES
ARTICLE 21	GOVERNING LAW AND VENUE
ARTICLE 22	ENTIRETY OF AGREEMENT AND SEVERABILITY
ARTICLE 23	DATA PROTECTION
FIRST APPENDIX	PATENTS
SECOND APPENDIX	DEVELOPMENT PLAN
THIRD APPENDIX	INFORMATION TO BE INCLUDED IN LICENSEE’S COMMERCIALIZATION PLANS
FOURTH APPENDIX	KEY TERMS FOR SUPPLY AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is effective as of this 17th day of December, 2021 (“Effective Date”), between KARYOPHARM THERAPEUTICS INC., a corporation organized and existing under the law of Delaware and having its principal place of business at 85 Wells Ave., 2nd floor Newton, MA 02459 (“LICENSOR”) and BERLIN-CHEMIE AG, a corporation organized and existing under the law of Germany and having its principal place of business at Glienicker Weg 125, 12489 Berlin, Germany (“LICENSEE”).

RECITALS

a. LICENSOR develops, manufactures, licenses and markets pharmaceutical compounds and products and has worldwide exclusive rights to certain patents and know-how to make, have made, develop, register, market, distribute and sell, directly or indirectly, pharmaceutical preparations containing the Compound (as hereinafter defined) as an active pharmaceutical ingredient.

b. LICENSEE conducts business as a pharmaceutical company and, in particular for the purpose of this Agreement, represents that the Menarini Group to which LICENSEE belongs has a reputable and, directly or indirectly, a well-established pharmaceutical presence in each country of the Territory (as hereinafter defined) and that it has a size and a position in the market adequate to effectively promote, market, distribute and sell the Product (as hereinafter defined) in the Field (as hereinafter defined) throughout the Territory, in accordance with the terms and conditions of this Agreement.

c. LICENSEE now wishes to acquire a license to the Product in the Territory and LICENSOR is willing to grant a license to LICENSEE under the terms and conditions hereinafter set forth.

d. The Parties agree that this preamble constitutes an integral part of this Agreement and that all capitalised terms used in this preamble shall have the meanings as defined in Article 1 hereafter.

NOW, THEREFORE, the Parties hereby agree as follows:

1. DEFINITIONS

The following terms as used in this Agreement have, unless specifically set forth to the contrary herein, the following meanings:

1.1. “Accounting Period” means the period beginning on the Effective Date and ending on the last day of the following December and each three-month period thereafter beginning on each January 1, April 1, July 1 and October 1; provided that the final Accounting Period shall end on the date of termination or expiration of this Agreement.

1.2. “Affiliate” means any corporation or other business entity that, whether now or in the future, controls, is controlled by or is under common control with a Party. The terms

“controls”, “controlled by” and “under common control with” as used with respect to any Party, means: (i) to possess (directly or indirectly) the power to direct or cause the direction of the management or affairs of the applicable corporation or other business entity, whether through ownership of voting securities or other equity rights or by contract relating to voting rights or corporate governance or otherwise, or (ii) to own, directly or indirectly, more than fifty percent of the outstanding voting securities or other ownership interest of the applicable corporation or other business entity.

1.3. “Commercially Reasonable Efforts” means the carrying out of obligations in a diligent and sustained manner using such effort and employing such resources as would normally be exerted or employed by a [**] for a product that is of similar market potential at a similar stage in its Development or product life, taking into account all relevant factors, including the potential profitability of the product; the costs and risks of Developing, manufacturing, having manufactured, using and Commercializing the product; scientific, safety and regulatory concerns; product profile; the competitiveness of the marketplace; and the proprietary position of the product; [**].

1.4. “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, exporting, offering to sell or selling a Product and regulatory affairs (including preparation for Registration submission and other submission-related activities, but excluding submissions and submission-related activities relating to clinical trials), product approval and Registration activities, and activities directed to obtaining Price and Reimbursement Approvals, as applicable.

1.5. “Compound” means that certain active pharmaceutical ingredient referred to as selinexor, with the IUPAC name:

(2Z)-3 -{3-[3,5-bis(trifluoromethyl)phenyl]-1H-1,2,4-triazol-1-yl }-N'-pyrazin-2-yl)prop-2-enehydrazide

1.6. “Confidential Information” means any confidential or proprietary information that is communicated in writing or orally or by any other method by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including any information or document generated hereunder not generally known to the public, all information and data, including all scientific, non-clinical, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, trade secret and commercial information or data. Without limiting the foregoing, the Know-how, non-public information relating to the Patents, and the Improvements are the Confidential Information of LICENSOR.

1.7. “Control” means, except as set forth in Article 19.7, with respect to a Party and any know-how, patent right or other intellectual property right, the possession (whether by ownership or license, other than a license granted to such Party pursuant to this Agreement) of the ability of such Party to transfer, grant access to, or grant a license or sublicense of, such know-how, patent right or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any third party.

1.8. “Cover,” means, with respect to a product or technology and a patent, that, but for ownership of or a license under such patent, the Development, Commercialization, or other exploitation of such product or practice of such technology by a person would infringe a claim of such patent or, with respect to a claim included in any patent application, would infringe such claim if such patent application were to issue.

1.9. “Data Protection Laws” means any applicable data protection or privacy laws or regulations, including: (a) the General Data Protection Regulation 2016/679, as implemented by Member States within the European Economic Area; or (b) other laws that are similar or equivalent to, or that are intended to implement, the laws that are identified above.

1.10. “Development” or “Develop” means non-clinical, pre-clinical and clinical research and development activities, including the design or identification of a compound, drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology toxicology studies, statistical analysis and report writing, pre-clinical testing, formulation development, and clinical studies, including any regulatory submissions or submission-related activities relating to clinical trials; provided, however, that Development shall not include Commercialization.

1.11. “EMA” means the European Medicines Agency.

1.12. “Field” means the use of the Product in human oncology.

1.13. “First Hematology-Oncology Indication” means the use of the Compound or Product [**].”

1.14. “IFRS” means International Financial Reporting Standards.

1.15. “Improvements” means all improvements, modifications or developments to the Compound or to the Product (including new formulations, dosages, forms and modes of administration of the Product), to the extent Controlled by LICENSOR.

1.16. “Know-how” means any secret and substantial information, including data, trade secrets, know-how, documentation and information relating to the Compound or Product, data provided to or to be submitted to any Regulatory Authority, and any filing with any Regulatory Authority in support of any Registration, in each case which may be necessary or useful to enable LICENSEE to Develop or Commercialize the Product in the Field in the Territory under this Agreement, as far as Controlled by LICENSOR.

1.17. “[**] Contract” means that certain [**] Agreement with respect to the [**] by and between LICENSOR and [**] effective as of [**].

1.18. “MHRA” means the Medicines and Healthcare products Regulatory Agency.

1.19. “Net Sales“ means the total gross amount invoiced on sales of the Product sold in the Territory by LICENSEE, its Affiliates or its permitted sublicensees to any non-Affiliate third party less the following deductions incurred by LICENSEE, its Affiliates or its permitted sublicensees, with respect to the sale of the Product, calculated in the ordinary course of business and in accordance with IFRS as consistently applied: (a) customary trade, cash and quantity discounts actually given to third parties, (b) price reductions or rebates, including paybacks, chargebacks or other similar request or imposition of any Regulatory Authority, in each case actually given, (c) amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, (d) reasonable and customary freight, shipping insurance and other transportation charges directly related to the sale of the Product separately stated on the invoice to the third party customer, (e) fees for any services provided by wholesalers and warehousing chains related to the distribution of such Product, and (f) mandatory paybacks and mandatory discounts. All Product will be considered “sold” upon first use, shipment, invoicing or receipt of payment therefor, whichever shall first occur, and no deduction shall be made for bad or doubtful debts.

1.20. “Parties” means LICENSOR and LICENSEE and “Party” means either of them as the context indicates.

1.21. “Patents” means (a) all patents and patent applications in the Territory Controlled by LICENSOR and listed in the FIRST APPENDIX hereto; (b) all patents and patent applications in the Territory that come under LICENSOR’s Control during the Term that Cover the Product (which will be added to the FIRST APPENDIX hereto); (c) all patents in the Territory deriving from said applications; (d) any divisionals, continuations, continuations-in-part, counterparts, reissues and re-examinations of such applications or patents in the Territory; and (e) any confirmations, extensions and renewals of all such patents and patent applications in the Territory in whatever legal form and by whatever legal title they are granted.

1.22. “Price and Reimbursement Approval” means any governmental price approval or reimbursement approved by the applicable Regulatory Authority of any applicable country of the Territory under the approved national health insurance system. For the sake of clarity, in countries of the Territory where, according to local regulations, prices are formally determined before the application for reimbursement, Price and Reimbursement

Approval shall be considered obtained when the final reimbursement price is approved.

1.23. “Proceeding” shall mean any governmental, judicial, administrative or adversarial proceeding (public or private), any action, claim, lawsuit, legal proceeding, whistle-blower complaint, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), probe or inquiry by any governmental authority or any other dispute, including any adversarial proceeding arising out of this Agreement.

1.24. “Product” means any pharmaceutical preparation for human use containing the Compound, either alone or in combination with any other compound(s), in any formulation, dosage, form or mode of administration of the Product.

1.25. “Registration” means, as applicable, (i) the official Marketing Authorisation by the European Commission, as set forth in Regulation (EC) No. 726/2004 of the European Parliament and of the Council of 31st March 2004, which is legally required to lawfully market the Product in each country within the European Union (the “EU”), or (ii) any approval or authorization by the competent Regulatory Authority of each country in the Territory other than the EU (each, a “Non-EU Country”), which is legally required to lawfully market the Product in the applicable Non-EU Country.

1.26. “Registrational Trial” means a clinical trial of a Product that satisfies either of the following ((a) or (b)):

(a) such clinical trial includes a sufficient number of subjects and is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Registration of such product, or a similar clinical trial prescribed by an applicable Regulatory Authority; or

(b) such clinical trial is a registration trial designed to be sufficient to support the filing of an application for Registration for such product in an applicable country or jurisdiction or some or all of an extra-national territory, as evidenced by (i) an agreement with or statement from an applicable Regulatory Authority, or (ii) other guidance or minutes issued by an applicable Regulatory Authority, for such registration trial.

1.27. “Regulatory Authority” means EMA, the European Commission, MHRA or any other applicable supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity regulating or otherwise exercising authority with respect to the Product in any applicable country of the Territory.

1.28. “Second Hematology-Oncology Indication” means the use of the Compound or Product [**]”

1.29. “Solid Tumor Indication” means any solid tumor indication for which the Product is Developed.

1.30. “Territory” means:

i.
European Economic Area: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden;
ii.
United Kingdom (the “UK”) and Switzerland;
iii.
CIS Countries: Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan, Ukraine;
iv.
Turkey;
v.
Mexico, all Central America countries and all South America countries (collectively, all countries in this (v), “Latin America”).

1.31. “Trademark” means the trademark NEXPOVIO or any other trademark or trademarks under which the Product will be marketed by LICENSEE within the Field in the Territory, as (i) determined by LICENSOR and (ii) approved by LICENSEE pursuant to Article 6.1, which trademark(s) shall all be the sole and exclusive property of LICENSOR.

1.32. “United States” or “US” means the United States of America.

1.33. “Valid Claim” means a claim of: (a) an issued and unexpired patent, which claim has not lapsed or been dedicated to the public, withdrawn, cancelled, abandoned, disclaimed, revoked or held unpatentable, unenforceable or invalid by an unappealable decision of a court or other governmental agency of competent jurisdiction, or has not been appealed within the time allowed for appeal, or by an appealed decision of a court or other governmental agency of competent jurisdiction where the appeal has been pending for more than [**] (unless and until such decision is subsequently overturned on appeal) and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) a patent application that has been pending less than [**] from the date of filing of the earliest patent application from which such patent application claims priority, which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.34. “VAT” means value added taxes required by applicable law to be paid or reported with respect to a payment.

1.35. Additional Definitions. Each of the following definitions is set forth in the Article of this Agreement indicated below:

DEFINITION	Article
Agreement	Preamble
Annual Cap	14.1
Audited Party	10.3
Change in Control	19.7
Claim Notice	12.3
Co-Chairperson	4.16.2
Corporate Materials	9.5
Development Funding	14.1
Development Plan	4.2
Disclosing Party	1.6
Disputes	12.2.1
Effective Date	Preamble
Embargoed Jurisdictions	9.10
EU	1.25
[**]	7.7.1
GDP	4.14
Generic Version	7.4
Indemnified Party	12.3
Indemnifying Party	12.3

Indemnitee	12.2
Infringement Activity	13.5.1
Initial Term	17.2
JSC	4.16.1
Latin America	1.30(v)
[**]	1.17
Liaison	4.17
LICENSEE	Preamble
LICENSEE Indemnitees	12.2
LICENSEE Invention	2.2
LICENSOR	Preamble
LICENSOR Indemnitees	12.1
Losses	12.1
Medical Affairs Plan	4.16.1
OFAC	9.10
Post-Registration Study	5.1
Pre-Existing Affiliates	19.7
Quality Agreement	8.2
Receiving Party	1.6
Renewal Period	17.3
SDEA	4.13
[**]	7.7.2
Subcommittee	4.16.6

Supply Agreement	8.2
Term	17.1
Third Party Payments	7.4
[**]	7.7.3
TM Guidelines	6.5
Trade Control Laws	9.10
Trademark Notice	6.1
UK	1.30(ii)
US Dollars	7.2
Withholding Tax Action	7.6

2. GRANT OF RIGHTS

2.1. License to LICENSEE.

2.1.1. Subject to all terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts, a royalty-bearing, non-transferable, non-assignable (except as provided in Article 19.7), non-sublicensable (except as permitted pursuant to Article 2.1.4) license under the Patents and the Know-how, such license to be (i) non-exclusive to perform the Development activities permitted or required under Articles 4, (ii) subject to Article 2.6, non-exclusive to package and label, and have packaged and labelled, the Product for Commercialization, and (iii) exclusive to Commercialize (for the avoidance of doubt excluding manufacture) the Product, in each case (i) through (iii), in the Field and, in case (i) and (iii), in each country of the Territory, it being understood that the right to package and label the Product outside of the Territory is hereby granted solely to enable LICENSEE to Commercialize the Product within the Territory.

2.1.2. Upon LICENSEE’s request, the Parties agree to register, [**], the exclusive license granted under Article 2.1.1 to LICENSEE at the patent office of any countries in the Territory, in accordance with the process and formalities required under the regulation of such country. The Parties further agree and acknowledge that any such registration in any given patent office in the Territory shall be de-registered upon a termination or expiration of this Agreement. As such de-registration may require the formal approval of the LICENSEE in certain jurisdictions, upon expiration or early termination of this Agreement, as a whole or in part, in any given country of the Territory, and in no event later than [**] after written request of LICENSOR, LICENSEE shall promptly issue a declaration of approval or motion to deregister (as the applicable country may require), regarding the de-registration of said exclusive license in any applicable patent office, which declaration or motion shall be (i) duly executed and (ii) compliant with any form requirements applicable under the relevant regulation for such patent office.

2.1.3. In addition, subject to all terms and conditions of this Agreement, LICENSOR hereby grants LICENSEE, and LICENSEE hereby accepts, an exclusive, non-transferable, non-assignable (except as provided in Article 19.7), non-sublicensable (except as permitted pursuant to Article 2.1.4) license to affix the Trademark(s) to the Product and to use the Trademark(s) in connection with the Registration and Commercialization of the Product in the Field in the Territory.

2.1.4. LICENSEE may only sublicense the rights granted to LICENSEE by LICENSOR under this Article 2.1 (i) to LICENSEE’s Affiliates or (ii) with LICENSOR’s prior written consent (which shall not be unreasonably denied or delayed), to a third party pursuant to a written agreement under terms consistent with, and not less restrictive than, the terms of this Agreement.

LICENSEE undertakes and warrants that its Affiliates and permitted sublicensees shall strictly comply with LICENSEE’s obligations in this Agreement and any breach of such obligations by its Affiliates or permitted sublicensees shall be regarded in all respects as a breach of this Agreement by LICENSEE. Correspondingly, LICENSEE shall be fully responsible towards LICENSOR under this Agreement for any action or omission of its Affiliates or permitted sublicensees.

LICENSEE shall be permitted to disclose to its Affiliates and permitted sublicensees such Know-how and other relevant information to the extent strictly necessary and appropriate to correctly carry out LICENSEE’s obligations hereunder, provided that any such disclosure shall be made only under written confidentiality and non-use obligations having terms at least as restrictive as those provided herein.

2.2. License to LICENSOR. LICENSEE shall promptly disclose any and all data, information, material know-how, discoveries, and inventions (including any and all improvements, modifications or developments to the Compound or to the Product, including new formulations, dosages, forms and modes of administration of the Product), whether patentable or not, discovered, developed, invented or acquired (other than pursuant to a license granted under this Agreement) by LICENSEE, directly or through its Affiliates or permitted sublicensees, in the course of performing its obligations or exercising its rights under this Agreement (each, a “LICENSEE Invention”). Subject to the provisions below in this Article 2.2 and in Article 18.6, LICENSEE shall exclusively own the LICENSEE Inventions. LICENSEE hereby grants (and shall cause its Affiliates and permitted sublicensees to grant) to LICENSOR (a) an exclusive (even with respect to LICENSEE, its Affiliates and its permitted sublicensees), irrevocable, perpetual, sublicensable (through multiple tiers), royalty-free license under LICENSEE Inventions, and LICENSEE’s and its Affiliates’ and permitted sublicensees’ intellectual property rights therein, to Develop , manufacture, and Commercialize the Compound and the Product outside the Territory and (b) a non-exclusive, irrevocable, perpetual, sublicensable (through multiple tiers), royalty-free license under LICENSEE Inventions, and LICENSEE’s and its Affiliates’ and permitted sublicensees’ intellectual property rights therein, to Develop and manufacture the Compound and the Product in the Territory, solely for purposes of (i) performing LICENSOR’s obligations under this Agreement and (ii) Commercializing the Compound and the Product outside the Territory. Upon termination of this Agreement for any reason, Article 18.6 shall apply. LICENSEE shall not incur any obligation to any third party that may prohibit or impair its ability to disclose and license such LICENSEE Inventions to LICENSOR.

2.3. [**], the exclusivity granted pursuant to this Article 2 means that only LICENSEE, its Affiliates and permitted sublicensees - even with regard to LICENSOR - may Commercialize the Product within the Field in the Territory throughout the Term of this Agreement.

2.4. LICENSEE and its Affiliates shall not Commercialize the Product, or otherwise make the Product available, in any country outside the Territory. LICENSEE and its Affiliates shall pass on to LICENSOR any request for the Product coming to LICENSEE or such Affiliate from any third party in any country outside the Territory, to the extent permitted by applicable law.

2.5. In order to maintain the highest quality for the Product and to ensure a scientifically proper and safe exploitation of the Know-how and Patents and in order to maintain and to protect the goodwill of the Trademark(s), LICENSEE shall purchase Product from LICENSOR in accordance with the Supply Agreement.

2.6. The Parties agree that, upon mutual agreement following good faith discussions between LICENSOR and LICENSEE promptly after the Effective Date, LICENSEE shall make (or have made) the primary or secondary packaging of the Product destined for the Territory and package and label (or have packaged or labelled) the Product for

Commercialization in the Field in the Territory.

2.7. Nothing in this Agreement shall be construed as giving LICENSEE any right to use or otherwise deal with the Know-how, the Patents, LICENSOR’s Confidential Information, any Trademark or any other information received hereunder except as expressly permitted herein and in accordance with the terms and conditions of this Agreement. In particular, and without limiting the generality of the foregoing, and in order to effectively safeguard and protect the secrecy and the value of the Know-how and other information licensed hereunder, LICENSEE hereby undertakes and warrants not to file, directly or indirectly, any application for the registration of any generic version of the Product in the Territory or outside the Territory (a) during any period in which any Valid Claim of a Patent Covers the Product in the applicable country or other jurisdiction or (b) using any of LICENSOR’s Know-how.

2.8. LICENSEE shall promptly (and, in any event, in no more than [**]) inform LICENSOR in writing of any known, threatened or presumed misappropriation or infringement of the Know-how or the Patents or the Trademark(s) or unauthorized use or misappropriation of LICENSOR’s Confidential Information or Know-how of which LICENSEE becomes, directly or indirectly, aware, and Article 13.5 shall apply.

2.9. Each Party shall promptly (and, in any event, in no more than [**]) and fully inform the other Party of any unauthorized sales of the Product in the other Party’s territory of which such Party becomes aware, to the extent permitted by applicable law. Each Party shall, at its own costs, take reasonable actions requested in writing by the other Party that are consistent with applicable law to prevent unauthorized sales of the Product to the extent such unauthorized sales originate from such Party, its Affiliates or its permitted sublicensees.

2.10. [**].

2.11. [**].

3. EXCHANGE OF INFORMATION AND IMPROVEMENTS

3.1. Throughout the Term, LICENSOR shall supply LICENSEE, [**], with any material Know-how, in addition to that already supplied at the Effective Date hereof, which may be or become available to LICENSOR and which LICENSOR is free to disclose.

3.2. Throughout the Term, LICENSEE shall supply LICENSOR in writing or by any other appropriate means, [**], with any information and data relating to the Product or the Compound, promptly as they are or become available to LICENSEE or any of its Affiliates or permitted sublicensees. LICENSEE shall communicate any such information and data exclusively to LICENSOR and LICENSEE shall use such information and data only for the purpose of obtaining and maintaining the Registration, where applicable, and the Commercialization of the Product within the Field in the Territory in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, all such information and data are included in the definition of LICENSEE Inventions and licensed to LICENSOR pursuant to Articles 2.2 and 18.6.

3.3. The licenses granted to LICENSEE under Article 2.1 shall include Improvements that are discovered, Developed, invented or acquired by LICENSOR, solely for use in accordance with the terms and conditions of this Agreement. In the event that, at any time throughout the Term, any Improvement becomes available to LICENSOR for the Commercialization of the Product in the Field in the Territory, and which LICENSOR is free to offer for the Territory, the Parties shall formalize a separate addendum for the purpose of memorializing LICENSEE’s rights and obligations with respect to such Improvement. Notwithstanding anything to the contrary in this Article 3.3, LICENSOR does not grant LICENSEE any license or other rights to any of LICENSOR’s proprietary products or active ingredients other than the Compound and the Product (as existing at the Effective Date), including any making, using, selling, offering for sale, or importation thereof.

3.4. Without prejudice to Article 2.2, all Know-how, Patents, Improvements, LICENSOR’s Confidential Information or other information and data disclosed by or on behalf of LICENSOR to LICENSEE hereunder are at all times and shall remain LICENSOR’s sole and exclusive property.

3.5. Up to the Effective Date, LICENSOR has used good faith efforts to provide to LICENSEE all material information and records related to the Compound and/or the Product in the Control of LICENSOR and its Affiliates that has been requested by LICENSEE.

4. DEVELOPMENT, REGISTRATION, PRICE AND REIMBURSEMENT APPROVAL OF PRODUCT; DILIGENCE; JSC

4.1. The Parties acknowledge and agree that:

4.1.1. at the Effective Date of this Agreement the Product is under Development by LICENSOR;

4.1.2. the Development work being conducted as of the Effective Date will not necessarily result in the grant of Registration of the Product in any given country or indication;

4.1.3. except for Registrations that have already been obtained as of the Effective Date, LICENSOR makes no warranty, and nothing in this Agreement may or shall be construed as a warranty by LICENSOR, that the Product will obtain Registration in any given country or indication, or that any given Product may or will be Developed and registered from the Know-how and the Patents, and, subject to LICENSOR’s covenants and obligations in this Agreement, LICENSEE shall have no claims against LICENSOR arising out of any delay or refusal by the Regulatory Authorities of any country of the Territory to issue any Registration.

4.1.4. LICENSEE makes no warranty, and nothing in this Agreement may or shall be construed as a warranty by LICENSEE, that the Product will obtain Registration in any given country or indication, or that a Product may be registered, and, subject to LICENSEE’s covenants and obligations in this Agreement, LICENSOR shall have no claims against LICENSEE arising out of any delay or refusal by the Regulatory Authorities of any country of the Territory to issue any Registration.

4.2. LICENSOR shall use Commercially Reasonable Efforts to carry out the Development activities included in the development plan as set forth in SECOND APPENDIX hereto (“Development Plan”), as amended from time to time by LICENSOR in its sole discretion; except that LICENSOR shall only materially amend the Development Plan following good faith discussion at the JSC.

4.3. The Parties hereby acknowledge and agree that, following the Effective Date, any Registration application shall be filed by, and the relevant Registration shall be issued to, LICENSEE or one of its Affiliates. Within [**] of the Effective Date, LICENSOR shall use Commercially Reasonable Efforts to transfer, [**], to LICENSEE or one of its Affiliates any Registration in the Territory that has been approved by the relevant Regulatory Authority(ies) as of the Effective Date. With respect to each Registration in the Territory that LICENSOR has applied for, but that has not been approved by the relevant Regulatory Authority(ies), as of the Effective Date, LICENSOR shall use Commercially Reasonable Efforts to transfer, [**], such Registration to LICENSEE or one of its Affiliates within [**] following approval of such Registration. Before each such transfer is effected, LICENSOR shall (i) keep LICENSEE informed of the progress of each Registration application; and (ii) allow LICENSEE, unless LICENSOR is prohibited to do so by the applicable Regulatory Authority, to participate in any meeting with the applicable Regulatory Authority. LICENSEE shall pay, directly or through its Affiliate, all administrative fees for each such transfer and for the maintenance in force of all Registrations after each such transfer throughout the Term. In connection with transferring the Registrations to LICENSEE pursuant to this Article 4.3, LICENSOR shall (A) provide LICENSEE with the full dossier (initial submission plus any subsequent amendments); (B) [**] give assistance and support to LICENSEE during the e-CTD sequences transfer; and

(C) deliver to LICENSEE the full set of correspondence with Regulatory Authorities, in each case ((A)-(C)) to the extent in LICENSOR’s Control and relating to the Product in the Territory.

4.4. The Parties agree as follows:

4.4.1. LICENSOR shall use Commercially Reasonable Efforts to provide LICENSEE with the information and documentation in LICENSOR’s Control and necessary for the preparation and maintenance of the Registration dossier for the Product in each country of the Territory in each indication being pursued by LICENSOR. In addition, at LICENSEE’s reasonable request, LICENSOR shall provide reasonable assistance to LICENSEE with respect to the preparation and maintenance of the Registration dossier for the Product in each country of the Territory in each indication being pursued by LICENSOR.

4.4.2. Notwithstanding anything to the contrary in this Article 4, but subject to Article 4.1.3, LICENSOR shall continue to use Commercially Reasonable Efforts to pursue each application for Registration for the [**] that is in process as of the Effective Date. In furtherance thereof, LICENSEE shall provide LICENSOR such assistance to LICENSOR as LICENSOR shall reasonably request.

4.5. The Parties agree as follows:

4.5.1. Except for Registration dossiers that have already been filed as of the Effective Date, LICENSEE shall prepare the Registration dossier for the Product in each country of the Territory based on the documentation received from LICENSOR, and LICENSEE shall use Commercially Reasonable Efforts to (a) apply for and obtain, as promptly as possible, Registration of, (b) apply for, obtain, and optimize, as promptly as possible, Price and Reimbursement Approval for, and (c) Commercialize the Product in each country of the Territory in each indication for which LICENSOR has conducted a Registrational Trial (including by fully developing and exploiting the market for the Product in each such indication throughout the Territory). Without limiting the foregoing, LICENSEE shall (x) at its cost and expense, prepare a cost-benefit dossier for the Product, in close cooperation with LICENSOR in accordance with the applicable Regulatory Authority requirements and sufficiently in advance to enable LICENSEE to submit such dossier to the Regulatory Authority of each country of the Territory as soon as practicable after the approval of the relevant Registration in the applicable country and (y) perform and carry out, at its cost and expense, all necessary activities connected with the Price and Reimbursement Approval of the Product in each applicable country of the Territory, such activities to be performed in accordance with the timelines and processes set out by the applicable Regulatory Authority(ies).

4.5.2. LICENSEE shall be under no obligation to prepare any Registration dossier, to apply for Registration or for Price and Reimbursement Approval with respect to any indication in any country of the Territory, or to Commercialize the Product in such country, if any of such activities do not meet the definition of Commercially Reasonable Efforts in such country due to a country-specific scenario. LICENSEE shall promptly inform the JSC of, and provide a reasonable and reasonably detailed explanation with respect to, any such scenario.

4.6. In order to preserve and safeguard the LICENSOR’s Know-how with respect to the Compound and the Product, neither LICENSEE nor any of its Affiliates or permitted sublicensees may perform any Development activities with respect to the Compound or Product (excluding activities related to filing, maintaining and pursuing Registration permitted under Articles 4.3. and 4.5) without LICENSOR’s prior written consent, which consent shall not be unreasonably denied in particular if the implementation of such Development activities does not have any material adverse effect on the Know-How. If a Regulatory Authority requires that any local studies, clinical trials or other Development activities be performed in any country in the Territory in connection with the application for Registration, LICENSEE shall notify LICENSOR, and LICENSOR shall use Commercially Reasonable Efforts to conduct such activities, and LICENSEE shall reimburse LICENSOR for the costs incurred by LICENSOR in conducting such activities, in accordance with and subject to Articles 14.1 and 14.2.

4.7. Promptly after filing each application for Registration or Price and Reimbursement Approval, as applicable, LICENSEE shall notify LICENSOR in writing of the application numbers and dates of each such application and shall supply LICENSOR with material information thereabout. LICENSEE shall keep LICENSOR fully and timely informed of any material progress of the Registration or Price and Reimbursement Approval, as applicable, procedure for the Product in each country of the Territory, and, unless prohibited by the applicable Regulatory Authority, shall, at LICENSOR’s request, ensure that LICENSOR may participate in any meeting relating to the Product with any applicable Regulatory Authority in the Territory. For any Registration or Price and Reimbursement Approval, as applicable, filed in the Territory, LICENSEE shall, to the extent permissible under any applicable law: (a) notify LICENSOR in writing of all material communications from a Regulatory Authority within [**] after receipt thereof (but, in any event, prior to submitting any response to the applicable Regulatory Authority), including a brief description in English of the principal issues raised, (b) provide LICENSOR with a summary translation of such material communications in English as soon as reasonably possible, (c) provide the complete copies of the original correspondence in its original language to LICENSOR upon request, and (d) provide LICENSOR with an opportunity to comment on such material communications and any response from LICENSEE thereto. LICENSEE shall provide access to interim drafts of any responses to material communications and the English summary thereof (if such interim drafts are not drafted in English) to LICENSOR via access methods (such as secure databases) as agreed by the Parties, and LICENSOR shall provide its comments on the final draft of all such responses or of proposed material actions within [**], or such other longer period of time mutually agreed to by the Parties. In the event that a Regulatory Authority establishes a response deadline for any response or material action shorter than such [**] period, the Parties shall work cooperatively to ensure that LICENSOR has a reasonable opportunity for review and comment within such deadlines. LICENSEE shall reasonably consider all of LICENSOR’s comments. LICENSEE shall keep LICENSOR fully and timely informed of any material and significant correspondence received from or sent to any relevant Regulatory Authority and proactively engage with LICENSOR in such activities, including seeking and accepting assistance from LICENSOR with respect to all regulatory and reimbursement activities to the fullest extent permitted by applicable law. LICENSEE shall promptly forward to LICENSOR copies of any material and significant correspondence received from or sent to any relevant Regulatory Authorities.

LICENSEE shall make available to LICENSOR, to the extent permissible under any applicable law, copies of all LICENSEE documents relating to any application for Registration or Price and Reimbursement Approval such as interim drafts of filings, briefing documents and approval letters in English if drafted in English or, if not drafted in English, then (i) in the original version along with an English summary; or (ii) upon LICENSOR’s reasonable request, in both the language in which such documents were drafted and English. Any minutes from meetings with a Regulatory Authority regarding the Product in the Territory shall be provided to LICENSOR in the language in which such minutes were drafted. LICENSOR shall be entitled, [**], to access, use and reference any documents relating to any Registration for the Development, manufacture or Commercialization of the Compound or Product in accordance with this Agreement or outside the Territory.

4.11. If material alterations, modifications or amendments of this Agreement or of the Product are imposed by any Regulatory Authority as prerequisites for the grant or the continuation of the Registration of the Product, or if Registration of the Product is suspended or withdrawn by any Regulatory Authority, each Party shall notify the other Party immediately and the Parties shall endeavour to agree upon a reasonable and mutually acceptable resolution thereof.

4.12. LICENSEE shall collaborate with and assist, and shall cause its Affiliates and permitted sublicensees to collaborate with and assist, LICENSOR or any of LICENSOR’s distributors in accordance with LICENSOR’s requests for the purpose of enabling LICENSOR or LICENSOR’s distributors to obtain marketing approvals for the Product outside the Territory. Such collaboration and assistance shall include, but not be limited to, permitting access and use by LICENSOR or LICENSOR’s distributors, to the extent permissible under any applicable law, of the documentation and results of the activities carried out by LICENSEE pursuant to this Agreement.

4.13. Each Party undertakes to give the other Party full, accurate and prompt information in writing with regard to adverse events associated with the use of the Product within the Field in the Territory, whether or not ascertained to be attributable to the Product or the Compound, in strict accordance with the terms and conditions established in a dedicated safety data exchange agreement (“SDEA”). The Parties agree to enter into an SDEA within [**] after the Effective Date.

4.14. LICENSEE shall comply with, and shall cause its Affiliates and permitted sublicensees to comply with, Good Distribution Practice (“GDP”) or any other applicable laws and regulations in the storage and distribution of the Product. Without limiting the foregoing, LICENSEE shall ensure that any manufacturing or distribution of the Product by or on behalf of LICENSEE or any of its Affiliates or permitted sublicensees complies with any serialization requirements (including a combination of systems and procedures that records the history of the chain of custody of the Product in finished form from LICENSEE or its applicable Affiliate(s) or permitted sublicensee(s) to the point the Product in finished form is dispensed) required by applicable law. LICENSEE shall permit, and shall cause its Affiliates and permitted sublicensees to permit, LICENSOR’s representatives or consultants, during normal business hours and upon reasonable advance notice, to inspect the warehouses of LICENSEE, its Affiliates and its permitted sublicensees, where the Product is inspected, analysed or stored, for the purpose of verifying compliance with GDP and applicable laws and regulations as well as with this Agreement. Such inspection shall include, without limitation, the right to examine any relevant internal procedures or records of LICENSEE, its Affiliates and its permitted sublicensees. LICENSEE shall give, and shall cause its Affiliates and permitted sublicensees, to give, all necessary assistance for a full and accurate carrying out of the inspection by LICENSOR. No such inspection by LICENSOR shall relieve LICENSEE of any of its obligations under this Agreement.

4.15. LICENSEE shall permit, and cause its Affiliates and permitted sublicensees, to permit, LICENSOR or any authorized employee, representative or consultant of LICENSOR to enter LICENSEE’s premises, as well as the premises of LICENSEE's Affiliates and permitted sublicensees, in each country of the Territory, during normal business hours and upon reasonable advance notice of at least [**], to audit and verify compliance by LICENSEE, its Affiliates and its permitted sublicensees with regulatory and other requirements in force in each country of the Territory, as well as with this Agreement, including with respect to all aspects related to Registration and to correct and safe distribution, promotion, marketing and sale of the Product within the Field in each country of the Territory or in connection with any recall.

Such audit rights shall include, without limitation, the right to examine any internal procedures or records of LICENSEE, its Affiliates and its permitted sublicensees relating to the Product. LICENSEE shall give, and shall cause its Affiliates and permitted sublicensees to give, all necessary assistance for a full and correct completion of the audit by LICENSOR. No such audit by LICENSOR shall relieve LICENSEE of any of its obligations under this Agreement in any way whatsoever.

In the event that any Regulatory Authority or any other competent authority of each country of the Territory carries out or gives notice of its intention to carry out any inspection or audit of LICENSEE, its Affiliates or its permitted sublicensees or otherwise takes any action in relation to the Product, LICENSEE shall immediately notify LICENSOR in full details and shall procure the right for LICENSOR to be present at, and to participate in, any such inspection or audit, except to the extent not permitted by applicable law.

4.16. Joint Steering Committee.

4.16.1. Upon execution of this Agreement, the Parties shall establish a joint steering committee (“JSC”). The JSC shall be responsible for the overall direction, to the extent permitted by the applicable laws, of the Development and Commercialization of the Product within the Field in the Territory and will serve as a body for the Parties to, to the extent permitted by applicable law, (i) agree on general guidance and to collaborate with each other with respect to the Development and Commercialization of the Product within the Field in the Territory throughout the Term, (ii) discuss the Development of the Product within the Field in each country of the Territory throughout the Term, (iii) discuss the progress of the Development of the Product, (iv) discuss any proposal from either Party in relation to any further Development of the Product, (v) oversee any permitted Development activities performed by LICENSEE under this Agreement, (vi) discuss any Post-Registration Study, (vii) discuss the activities to be taken for the Commercialization of the Product within the Field in the Territory throughout the Term, (viii) review LICENSEE’s Commercialization plans including any amendments thereto, as well as any medical marketing-related matters expressly assigned to the JSC by written agreement of the Parties, (ix) develop and approve, and update from time to time, a medical affairs plan (the “Medical Affairs Plan”), which Medical Affairs Plan the JSC shall ensure (A) is consistent with

LICENSOR’s global medical affairs strategy for the Product and (B) addresses the transfer and, if applicable, sharing of responsibilities between the Parties’ medical affairs teams with respect to clinical operations (which will remain the responsibility of LICENSOR) and medical affairs (which will be the responsibility of LICENSEE), (x) discuss, on an ongoing basis, the global registrational plan for the Product, (xi) develop and approve a [**], (xii) discuss strategies for designing clinical trials (including Registrational Trials) of the Product in each indication selected by LICENSOR in each country in the Territory, (xiii) [**], in accordance with Article 7.7 and (xiv) discuss any other matters, and assume any other responsibilities, expressly assigned to the JSC by written agreement of the Parties. Throughout the Term, the JSC shall be kept timely informed about the progress of the Development and Commercialization of the Product, within the Field in the Territory.

4.16.2. The JSC shall be composed of [**] members with an equal number of members from each Party. The members of the JSC (i) shall be employees of LICENSOR and LICENSEE or their respective Affiliates; and (ii) shall be appointed by representatives of each Party duly empowered to represent and bind such Party. Each Party may remove any member of the JSC appointed by it at any time. If at any time a vacancy occurs for any reason, the Party that appointed the vacating member shall as soon as reasonably practicable appoint a successor. Each Party shall promptly notify the other Party of any substitution of any of such Party’s members of the JSC. The JSC will be co-chaired by one (1) representative designated by LICENSOR and one (1) representative designated by LICENSEE (each a “Co-Chairperson”), who will be responsible for organizing the JSC meetings. No Co-Chairperson of the JSC will have any greater authority than any other representative of the JSC.

4.16.3. The JSC shall meet periodically, at least [**], in person or by video-conference or teleconference. Additional meetings, video-conferences or teleconferences may be organized if requested by either Party. Each Party shall bear its own expenses in connection with attending such meetings, video-conferences or teleconferences. A quorum of the JSC shall exist at any such meeting where at least [**] representatives from each Party are present at such meeting.

4.16.4. At the meetings of the JSC during the Term, LICENSOR through its members of the JSC, shall keep LICENSEE reasonably informed of the then-ongoing Development activities for the Product conducted by LICENSOR, directly or through any of its nominees, in support of obtaining the Registration of the Product within the Field in the Territory.

4.16.5. The members of the JSC shall use good faith, reasonable efforts to reach an agreement on all matters within their authority. All decisions of the JSC under this Agreement shall be made by unanimous vote, with each Party’s members of the JSC having collectively one (1) vote. In the event that the JSC cannot agree on any matter within [**] from the date on which it first begins considering such matter, such matter shall be submitted to the CEO of each Party for attempted resolution by negotiation in good faith within [**] after the submission. In the event that the CEOs of each Party are unable to resolve such dispute within such [**] period, then the matter shall be resolved as follows: (i) with regard to the Development of the Compound and Product, as well as technical, scientific, or clinical operations matters that relate to applications for Price and Reimbursement Approval, [**] shall have final decision-making authority with respect to such matter after giving good faith consideration to the comments by [**]; (ii) with regard to the matters relating to the Price and Reimbursement Approval and Commercialization of the Product (excluding technical, scientific and clinical operations matters) in the Field in the Territory, [**] shall have the final decision-making authority with respect to such matter, subject in any case to compliance with the provisions of Article 9 and after giving good faith consideration to the comments by [**], where the relevant communication to [**] is permissible under any applicable law; and (iii) with regard to any matters other than (i) and (ii) above, at the request of either Party, the issue shall be resolved in accordance with Article 21.2.2 through 21.2.5 below. For clarity, such authority shall not be exercised by either Party to the effect to change or amend this Agreement.

4.16.6. From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Such Subcommittees shall operate under the same principles as are set forth in this Article 4.16 for the JSC, except that each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time. All decisions of any Subcommittee must be ratified by the JSC in order to become effective. If a Subcommittee is unable to reach agreement on any matter within [**] from the date on which it first begins considering such matter, such matter shall be referred to the JSC for resolution.

4.17. Each of the Parties will appoint a single individual, within [**] after the Effective Date, to coordinate or arrange any interaction with respect to the activities under this Agreement (each, a “Liaison”). The role of the Liaisons is to act as a single point of contact between the Parties for communication relating to this Agreement. The Liaisons may attend any JSC or Subcommittee meeting. Each Liaison will be a non-voting participant in such JSC and Subcommittee meetings, unless such Liaison is also appointed a member of the JSC or such Subcommittee (as applicable). A Liaison may bring any matter to the attention of the JSC or a Subcommittee if such Liaison reasonably believes that such matter warrants such attention. Each Party may change its designated Liaison at any time upon prior written notice to the other Party. Any Liaison may designate a substitute to temporarily perform the functions of that Liaison by prior written notice to the other Party. The name and contact information for each Party’s Liaison and any substitute therefor will be promptly provided to the other Party.

5. POST-REGISTRATION DEVELOPMENT

5.1. If any Regulatory Authority in the Territory grants approval of a Registration for the Product and requires, as a condition of maintaining such approval, that any post-Registration study be conducted (each such post-Registration study, a “Post-Registration Study”), then [**] and [**]. Without limiting any of LICENSEE’s other obligations under this Agreement, LICENSEE shall notify LICENSOR of any discussions with any Regulatory Authority regarding any actual or potential Post-Registration Study, shall provide LICENSOR with a reasonable opportunity to comment on such discussions and shall consider LICENSOR’s comments with respect to such discussions in good faith.

6. TRADEMARKS

6.1. The Product shall be Commercialized by LICENSEE within the Field in each country of the Territory exclusively under the Trademark(s). As promptly as reasonably practicable after the Effective Date of this Agreement, LICENSOR shall notify LICENSEE in writing of the Trademark(s) under which LICENSOR wishes the Product to be marketed by LICENSEE within the Field in each country of the Territory (i.e., on a country-by-country basis) throughout the Term (each such notification, a “Trademark Notice”). LICENSOR shall determine each Trademark based on availability searches carried out, at LICENSOR’s sole cost and expense, by one or more qualified trademark attorneys or attorneys-at-law specializing in intellectual property law. Within [**] following LICENSEE’s receipt of each Trademark Notice, LICENSEE shall inform LICENSOR in writing whether it approves or not the applicable Trademark, provided that LICENSEE shall be entitled to reject any Trademark, on a country-by-country basis, only if competent local counsel appointed by LICENSEE at its sole cost and expense deems that there is a risk, under applicable law, that any third party brings a grounded challenge to the registration or use of such Trademark. In the event that LICENSEE does not approve any Trademark, the Parties shall promptly seek the advice of independent local counsel of mutual trust to select and agree upon a replacement Trademark.

6.2. LICENSEE shall use each Trademark exclusively in connection with and for the purpose of packaging, labelling and Commercializing the Product within the Field in the applicable country(ies) in the Territory. LICENSEE acknowledges that it shall not be entitled to any rights whatsoever in any Trademark except as is specifically granted pursuant to this Agreement and then only to the extent of the express grant. In addition, LICENSEE shall not make, and shall cause its Affiliates and permitted sublicensees not to make, any use of any Trademark in any website on the internet and shall not register, directly or through any third party, any domain name incorporating any Trademark unless permitted by LICENSOR in writing (which permission shall not be unreasonably withheld or delayed). Notwithstanding the above, LICENSEE, its Affiliates and permitted sublicensees shall be allowed to use the Trademark(s) in connection with marketing the Product in the Territory on their own website, without prior written approval by LICENSOR, subject to the application of the TM Guidelines (as hereinafter defined).

6.3. The Parties shall co-operate to register LICENSEE as a licensee of the Trademark(s) in the applicable trademark register of each country of the Territory where required by applicable law, in particular regarding the registration as “registered user” where corresponding legal provisions exist. Any such registration shall be cancelled after expiration or termination of this Agreement for any reason.

6.4. The Trademark(s) shall appear on all Product packaging, labels and inserts and other materials which LICENSEE, directly or through its Affiliates or permitted sublicensees, uses for the Commercialization of the Product, in such form and manner as shall be approved by LICENSOR in writing subject to the application of the TM Guidelines (as hereinafter defined).

6.5. LICENSEE shall make no use of, and cause its Affiliates and permitted sublicensees to make no use of, any Trademark except in the form and with the graphics authorized in advance by LICENSOR in writing. LICENSOR shall have the right to review and approve all intended uses of the Trademark in any packaging, inserts, labels, promotional or other materials relating to the Product prior to actual use thereof. However, in order to optimize Trademark use by LICENSEE, LICENSOR and LICENSEE shall agree in good faith on certain guidelines for Trademark use (the “TM Guidelines”) as soon as possible after Trademark approval by any applicable Regulatory Authority. LICENSEE agrees that PRODUCTS bearing a Trademark shall comply with LICENSOR’s quality standards.

6.6. Subject to any applicable law or regulation, LICENSEE shall not, and shall cause its Affiliates and permitted sublicensees not to, alter, obscure, remove, conceal or otherwise interfere with any markings, names, labels or other indications of the source of origin of the Product, which markings, names, labels or other indications may be placed by LICENSOR on the Product.

6.7. LICENSEE shall not, and shall cause its Affiliates and permitted sublicensees not to, use or apply for registration of any trademarks, trade-names, domain names, logos or designs in connection with the Product, or use or apply for registration, directly or through any third parties, of any trademarks, trade-names, domain names, logos or designs which include the Trademark, alone or in combination, in the Territory, without the prior written authorisation of LICENSOR, which authorisation LICENSOR may withhold in its sole and absolute discretion.

6.8. Nothing contained in this Agreement shall be construed as giving LICENSEE a right to use any trademark or other distinctive sign (e.g., a trade name) confusingly similar to any Trademark or the name “Karyopharm” except as expressly set forth herein. Throughout the Term and thereafter, LICENSEE shall not, and shall cause its Affiliates and permitted sublicensees not to, use or apply for registration of, any mark, logo, design or domain name, (a) in the Territory, which is, or is likely to be, confusingly similar to, or could cause deception or mistake with respect to, any Trademark or, (b) within or outside the Territory, which is, or is likely to be, confusingly similar to, or could cause deception or mistake with respect to, the name “Karyopharm”.

6.9. Subject to applicable law, nothing contained in this Agreement shall be construed as giving LICENSEE, its Affiliates or its permitted sublicensees the right to use any Trademark outside the Territory or for any other product than the Product, provided however that the foregoing shall not limit the ability of LICENSEE to use the Trademark(s) in relation to promotional activities performed outside the Territory, but only in relation to the Commercialization of the Product in the Territory (e.g. use of the Trademark in relation to congresses held outside the Territory). In addition, the Parties acknowledge and agree that this Agreement does not impose any restriction on the LICENSOR’s ability to use, or license to third parties to use, any Trademark in any way outside of the Territory.

6.10. The Trademark(s), to the extent permissible by the applicable Regulatory Authority(ies), shall always be used together with the sign “R” or the sign “TM” or such other customary symbol or legend which correctly identifies the status of the Trademark(s).

6.11. LICENSEE recognises the exclusive rights of LICENSOR with respect to the Trademark and acknowledges that, in case it shall acquire any rights in respect of the Trademark in relation to the Product or of the goodwill associated therewith, LICENSEE hereby assigns all such rights and goodwill to LICENSOR and shall, if requested by LICENSOR, execute any additional assignments requested by LICENSOR to confirm such assignment.

6.12. Subject to Article 6.1, LICENSOR shall use Commercially Reasonable Efforts to apply for the registration, register, renew and maintain each Trademark used by the LICENSEE for Commercialization of the Product throughout the Term, at its sole cost and expense. LICENSEE agrees to provide any reasonable assistance in connection with such activities at its own cost and expense.

6.13. LICENSEE shall promptly notify LICENSOR with respect to any threatened or presumed counterfeits, copies, imitations, simulations of, or infringements upon, any Trademark or the name “Karyopharm” or with respect to any other act of unfair competition relating to the subject matter of this Agreement which comes to its attention. LICENSOR will decide on the steps to be taken after having discussed such threatened or presumed counterfeits, copies, imitations, simulation or infringements with LICENSEE and LICENSEE shall assist, at LICENSOR’s sole cost and expense, LICENSOR in taking legal action, if deemed necessary by LICENSOR, in its sole and absolute discretion, with respect to such matters.

6.14. Without limiting Article 6.2, LICENSEE shall previously inform LICENSOR in writing about any information that it intends to place on the internet in any way connected with the Compound, the Product, any Trademark or LICENSOR and obtain LICENSOR’s prior written authorization in each instance, and shall promptly remove or cause to be removed from any website under the control of LICENSEE, its Affiliates or its permitted sublicensees any information on or reference to the Compound, the Product, any Trademark or LICENSOR upon LICENSOR’s request or upon expiration or termination of this Agreement for any reason.

The domain name of any website relevant to the Compound, the Product, any Trademark or LICENSOR shall be registered and owned by LICENSOR. If required by applicable law or otherwise agreed to by the Parties, LICENSOR may grant to LICENSEE the right to operate a website under a domain name registered in the name of LICENSOR and relevant to any Trademark, subject to terms and conditions to be defined by a separate domain name license agreement.

7. CONSIDERATION BY LICENSEE

7.1. In consideration for the rights and licenses granted by LICENSOR to LICENSEE under this Agreement, LICENSEE shall pay to LICENSOR a non-refundable, non-creditable upfront payment of US$ 75,000,000 (US Dollars seventy-five million), within [**] after the Effective Date.

7.2. As consideration for the rights granted and information disclosed under this Agreement, LICENSEE shall pay to LICENSOR, upon first occurrence of the following events, the following milestone payments, which shall not be refundable nor creditable towards future royalties:

7.2.1. US$ [**] - (US Dollars [**]) paid [**];

7.2.2. intentionally left blank;

7.2.3. US$ [**] - (US Dollars [**]) paid [**];

7.2.4. intentionally left blank;

7.2.5. US$ [**] - (US Dollars [**]) paid [**];

7.2.6. intentionally left blank;

7.2.7. Subject to Article 7.7, US$ [**] - (US Dollars [**]) paid [**];

7.2.8. Subject to Article 7.7, US$ [**] - (US Dollars [**]) paid [**];

7.2.9. Subject to Article 7.7, US$ [**] - (US Dollars [**]) paid [**];

7.2.10. US$ [**] - (US Dollars [**]) paid [**];

7.2.11. US$ [**] - (US Dollars [**]) paid [**].

LICENSEE shall promptly notify LICENSOR in writing, and in no event later than [**], of the occurrence of each of the events described in this Article 7.2.

Each of the above milestone payments shall be due only once throughout the Term and shall be paid by LICENSEE to LICENSOR in United States dollars (“US Dollars”) by wire transfer of immediately available funds to an account designated in writing by LICENSOR, within [**] of the date of invoice by LICENSOR. LICENSOR shall not invoice LICENSEE for any milestone payment owed under Article 7.2.9 until 2031. If LICENSEE fails to pay any of the milestone payments on a timely basis, late payments shall bear interest at the Euribor [**] applicable as of the date such payment was originally due plus [**].

7.3. In addition to the milestone payments detailed in Article 7.2 above, LICENSEE shall pay to LICENSOR the following one-time sales performance milestone payments upon the first occurrence of the events described below with respect to calendar year Net Sales of the Product made by LICENSEE, its Affiliates or its permitted sublicensees in the Territory, which shall not be refundable nor creditable towards future royalties:

7.3.1. US$ [**] (US Dollars [**]) upon achievement, in a calendar year, of Net Sales in the Territory of US$ [**] or greater (US Dollars [**]);

7.3.2. US$ [**] (US Dollars [**]) upon achievement, in a calendar year, of Net Sales in the Territory of US$ [**] or greater (US Dollars [**]);

7.3.3. US$ [**] (US Dollars [**]) upon achievement, in a calendar year, of Net Sales in the Territory of US$ [**] or greater (US Dollars [**]);

7.3.4. US$ [**] (US Dollars [**]) upon achievement, in a calendar year, of Net Sales in the Territory of US$ [**] or greater (US Dollars [**]);

7.3.5. US$ [**] (US Dollars [**]) upon achievement, in a calendar year, of Net Sales in the Territory of US$ [**] or greater (US Dollars [**]).

For the purposes of this Article 7.3, the Parties agree that monthly Net Sales of the Product in the currencies of each country of the Territory, other than US Dollars, shall be converted to US Dollars based on the rate of exchange applicable on the last business day of the corresponding month as published in the REUTERS page related to currency rate vs USD (Closing mid-point), or a comparable publication if REUTERS ceases to publish.

LICENSEE shall promptly notify LICENSOR in writing, and in no event later than [**], of the occurrence of each of the events described in this Article 7.3.

Each of the above milestone payments shall be due only once throughout the Term and shall be paid by LICENSEE to LICENSOR in US Dollars by wire transfer of immediately available funds to an account designated in writing by LICENSOR, within [**] of the date of relevant invoice by LICENSOR. If LICENSEE fails to pay any of the milestone payments on a timely basis, late payments shall bear interest at the Euribor [**] applicable as of the date such payment was originally due plus [**].

7.4. In addition to the above milestone and sales performance payments and in consideration of the licenses of all rights granted hereunder, LICENSEE shall pay to LICENSOR, during the Initial Term of this Agreement:

7.4.1. a royalty of [**] percent ([**]%) on all annual Net Sales up to a value of US$ [**] (US Dollars [**]);

7.4.2. a royalty of [**] percent ([**]%) on the part of annual Net Sales exceeding the value of US$ [**] (US Dollars [**]) and up to a value of US$ [**] (US Dollars [**]); and

7.4.3. a royalty of [**] percent ([**]%) on the part of annual Net Sales exceeding the value of US$ [**] (US Dollars [**]).

Notwithstanding the above:

If, at any time in a given country, during any Accounting Period during the Initial Term for such country, any third party (other than an authorized (sub)licensee or distributor of the LICENSEE or any of its Affiliates or sublicensees) lawfully makes any Generic Version of the Product commercially available in such country in the Territory and all Generic Versions of the Product, collectively, constitute more than [**] percent ([**]%) of the aggregate sales volume of the Product and all Generic Versions in the country and the entry of such Generic Versions is not caused by any act or omission by or on behalf of the LICENSEE or its Affiliates or sublicensees, then the royalty rates applicable to Net Sales of the Product in such country shall be reduced to [**] percent ([**]%) of the rates set forth in Articles 7.4.1-7.4.3, starting from such Accounting Period onwards. For purposes of this Agreement, “Generic Version” means, in a particular country, any drug product that: (1) contains the same active ingredient as the Product; (2) has received all necessary approvals by the applicable Regulatory Authorities authorizing the marketing and sale of such product as a drug product; (3) is approved for use in such country pursuant to an abbreviated regulatory approval process governing approval of follow-on drug products based on the then-current standards for regulatory approval in such country (e.g., a non-U.S. equivalent to an abbreviated new drug application submitted pursuant to Section 505(j) of the FD&C Act (21 U.S.C. 355(j)), a new drug application submitted pursuant to Section 505(b)(2) of the FD&C Act (21 U.S.C. 355(b)(2)), or a relevant equivalent under foreign law) and where such regulatory approval was based in whole or in part upon the findings by the Regulatory Authority of clinical safety and efficacy based on data generated by either Party or any of either Party’s Affiliates or (sub)licensees included in an application for Registration in a particular country with respect to the Product.

In the event that LICENSEE pays any sum to an unaffiliated third party as a consequence of infringement of a patent to which such third party has rights based upon the use of the Compound or the Product in a given country in the Territory (“Third Party Payments”), then [**].

Royalties due by LICENSEE pursuant to this Article 7.4 shall accrue in the currency of each country of the Territory and payments shall be made in US Dollars by wire transfer of immediately available funds to an account designated in writing by LICENSOR within [**] from the relevant invoice by LICENSOR, in respect of the Net Sales achieved in that Accounting Period. For the purpose of this Article 7.4, monthly Net Sales in the currencies of each country of the Territory will be converted to, and the applicable royalty shall be calculated in, US Dollars, based on the rate of exchange applicable on the last business day of the corresponding month as published in the REUTERS page related to currency rate vs USD (Closing mid-point), or a comparable publication if the REUTERS ceases to publish, and then aggregated for the Accounting Period in question.

If LICENSEE fails to pay any royalty payments on a timely basis, late payments shall bear interest at the Euribor [**] applicable as of the date such payment was originally due plus [**].

7.5. All payments to be paid hereunder shall be VAT exclusive. Should any VAT be required by applicable law, LICENSEE shall account for such VAT as if it appeared on any invoice from LICENSOR or self assess such VAT; however, regardless of circumstances, because LICENSOR is not in a VAT jurisdiction and is otherwise not registered for VAT, LICENSEE shall be responsible for all VAT compliance, remittance, payment, reporting and relevant and applicable requirements regarding the same which may arise as the result of any VAT liability, transfer of goods, provision of service, action or conduct which occurs under or with respect to this Agreement. Should LICENSOR become obliged to register for VAT purposes under any circumstances in Germany, then, subsequent to such registration, LICENSEE shall only be required to pay applicable VAT as it appears on any invoice issued by LICENSOR to LICENSEE.

7.6. If any laws or regulations require withholding by LICENSEE of any taxes imposed upon LICENSOR on account of any consideration payable by LICENSEE to LICENSOR under this Agreement, LICENSEE will: (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) promptly send evidence of the obligation, together with proof of tax payment, to LICENSOR on a timely basis following that tax payment [**]. Before making any such deduction or withholding, LICENSEE shall give LICENSOR notice of the intention to make such deduction or withholding (and such notice, which shall set forth in reasonable detail the authority, basis, and method of calculation for the proposed deduction or withholding)). [**]. To the extent that any refund or recovery of withholding tax paid in relation to amounts due to LICENSOR hereunder is refunded to, or obtained by, LICENSEE or in the name of LICENSEE, then LICENSEE shall immediately remit such amounts to LICENSOR. Notwithstanding the foregoing, LICENSEE and LICENSOR acknowledge and agree that, if LICENSEE is required to make a payment to LICENSOR subject to deduction or withholding of taxes, as described in this Article 7.6, and if the obligation to deduct or withhold taxes arises, or if the amount of such taxes required to be deducted or withheld is increased, solely as a result any action taken by LICENSEE or any of its Affiliates, successors, or permitted assignees, including the assignment or transfer of all or a portion of this Agreement, including a transfer or assignment of any obligation to pay LICENSOR, by LICENSEE, or because a person other than LICENSEE intends to make any such payment to LICENSOR, there is a change, whether by corporate continuance, merger, or other means, in the tax residency of LICENSEE, or payments arise or are deemed to arise through a breach of LICENSEE (each a “Withholding Tax Action”), then, notwithstanding anything to the contrary herein, the payment by LICENSEE (in respect of which such obligation to deduct or withhold taxes is required) shall be increased and grossed-up by the amount necessary to ensure that LICENSOR receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred. The obligation to adjust payments pursuant to the preceding sentence will not apply, however, to the extent such increased withholding tax (i) would not have been imposed but for an action taken by LICENSOR that is equivalent to a Withholding Tax Action or (ii) is attributable to the failure by LICENSOR to comply with the requirements of this Article 7.6. For purposes of this Article 7.6, a “redomiciliation” will include a reincorporation or other action resulting in a change in tax residence of LICENSOR or LICENSEE.

7.7. Notwithstanding anything to the contrary in Articles 7.2.7-7.2.9, the Parties agree as follows:

7.7.1. In the first Accounting Period of [**], the JSC shall decide on a [**] with respect to which LICENSEE will have the option to pay a reduced [**] milestone payment in place of the [**] milestone payments set forth in Article 7.2.7 (the “[**]”). If, on or before the earlier of (a) [**] or (b) the date on which [**], LICENSEE notifies LICENSOR in writing that LICENSEE desires to exercise the [**], then, in place of paying the milestone payments set forth in Article 7.2.7, LICENSEE shall pay to LICENSOR, within [**] after notifying LICENSOR of such exercise, a non-refundable, non-creditable payment of US$ [**] (US Dollars [**]). For the avoidance of doubt, should LICENSEE not exercise the [**], LICENSEE shall keep the right to [**], subject to the payment of the [**] milestone payments set forth in Article 7.2.7.

7.7.2. In the first Accounting Period of [**], the JSC shall decide on a [**] (other than the [**] selected pursuant to Article 7.7.1) with respect to which LICENSEE will have the option to pay a reduced [**] milestone payment in place of the [**] milestone payments set forth in Article 7.2.8 (the “[**]”). If, on or before the earlier of (a) [**] or (b) the date on which [**], LICENSEE notifies LICENSOR in writing that LICENSEE desires to exercise the [**], then, in place of paying the milestone payments set forth in Article 7.2.8, LICENSEE shall pay to LICENSOR, within [**] after notifying LICENSOR of such exercise, a non-refundable, non-creditable payment of US$ [**] (US Dollars [**]). For the avoidance of doubt, should LICENSEE not exercise the [**], LICENSEE shall keep the right to [**], subject to the payment of the [**] milestone payments set forth in Article 7.2.8.

7.7.3. In the first Accounting Period of [**], the JSC shall decide on a [**] (other than [**] selected pursuant to Article 7.7.1 or 7.7.2) with respect to which LICENSEE will have the option to pay a reduced [**] milestone payment in place of the [**] milestone payments set forth in Article 7.2.9 (the “[**]”). If, on or before the earlier of (a) [**] or (b) the date on which [**], LICENSEE notifies LICENSOR in writing that LICENSEE desires to exercise the [**], then, in place of paying the milestone payment set forth in Article 7.2.9, LICENSEE shall pay to LICENSOR, on [**] (regardless of whether this Agreement has expired or terminated prior to such date), a non-refundable, non-creditable payment of US$ [**] (US Dollars [**]). For the avoidance of doubt, should LICENSEE not exercise the [**], LICENSEE shall keep the right to [**], subject to the payment of the [**] milestone payments set forth in Article 7.2.9.

8. MANUFACTURE AND SUPPLY

8.1. LICENSEE shall purchase, and LICENSOR shall supply, the Compound and Product for the Territory as set forth in the Supply Agreement. Any Product (which shall be supplied by LICENSOR in bulk form) delivered by LICENSOR to LICENSEE shall conform with the relevant specifications as detailed in the Supply Agreement and the Quality Agreement.

8.2. The manufacture and supply by LICENSOR of the Compound and Product for purposes of this Article 8 shall be governed by a mutually acceptable supply agreement (the “Supply Agreement”) and a mutually acceptable quality agreement (the “Quality Agreement”) which shall be negotiated in good faith and executed by the Parties within [**] as from the Effective Date of this Agreement and shall, in any event, include the key terms set forth in the FOURTH APPENDIX hereto.

8.3. In no event shall LICENSOR be obligated to supply quantities of Compound or Product in excess of amounts reasonably necessary to satisfy LICENSEE’s requirements in the Field in the Territory.

9. MARKETING AND SALE OF PRODUCT

9.1. At least [**] prior to the expected date of launch of the Product in each indication in each country in the Territory, LICENSEE shall prepare and submit to the JSC, for JSC’s review and JSC’s endorsement, an initial or updated (as applicable) Commercialization plan for the Product in such country that includes LICENSEE’s Commercialization plans with respect to such indication.

9.2. LICENSEE hereby represents, warrants and covenants that it (directly or through its

Affiliates or its permitted sublicensees) shall Commercialize the Product throughout the Territory, under LICENSEE’s corporate name and responsibility and at LICENSEE’s sole cost and expense. LICENSEE also represents, warrants and covenants that the Commercialization of the Product in the Territory shall fully comply with all laws, regulations and requirements at any time being in force in the Territory and shall be fully consistent with the conditions and requirements of the applicable Registration(s). In the event that LICENSEE, directly or through any of its Affiliates or permitted sublicensees, receives from any third party in any country of the Territory any medical information request connected with the use of the Product, other than those identified in the SDEA, LICENSEE shall be responsible for said medical information requests and, upon LICENSEE’s request, LICENSOR shall render reasonable assistance in this respect.

9.3. LICENSEE shall promote and distribute, and shall cause its Affiliates and permitted sublicensees, to promote and distribute, the Product in accordance with the Commercialization plans endorsed by the JSC and shall regularly submit to the JSC, not later than [**] in [**] throughout the Term, the Commercialization plans that LICENSEE intends to implement with respect to the Commercialization of the Product within the Field in the Territory during the [**]. Such Commercialization plans shall be discussed at the JSC and endorsed by the JSC before use thereof and must include at least the information listed in the THIRD APPENDIX hereto. A Commercialization plan for the Product shall be developed and prepared by LICENSEE consistently with the Registration as well as in accordance with the international profile and global branding of the Product as established by LICENSOR, and must be discussed at the JSC and endorsed by the JSC before implementation thereof. LICENSEE shall, to the fullest extent permitted by applicable law, keep the JSC regularly and reasonably informed on all its Commercialization activities regarding the Product in each country of the Territory.

9.4. LICENSEE shall be responsible for all medical affairs with respect to the Product in the Territory, and LICENSOR shall retain responsibility for all clinical operations with respect to the Product in the Territory other than with respect to any Development by LICENSEE under this Agreement. LICENSEE shall conduct such medical affairs, and shall promote and distribute the Product, and shall cause its Affiliates and permitted sublicensees to conduct such medical affairs, and promote and distribute the Product, in the Territory in accordance with the Medical Affairs Plan approved by the JSC (as may be updated by the JSC from time to time). LICENSEE shall keep the JSC regularly and fully informed on all its medical affairs activities regarding the Product in each country of the Territory.

9.5. Medical marketing, advertising and promotional materials, scientific materials and awareness campaigns concerning the Product and training manuals for LICENSEE's medical representatives shall be developed and prepared by LICENSEE at its own expenses, in co-ordination with LICENSOR and consistent with the materials LICENSOR and its licensees use for the Commercialization of the Product outside the Territory. LICENSEE may use any such materials provided by LICENSOR in the Territory. LICENSEE shall provide LICENSOR with an English translation of any such materials LICENSEE creates, in order for LICENSOR to render reasonable assistance in this respect, including the opportunity to review and comment on the contents of such materials. Any and all said materials and manuals first prepared by LICENSEE either at a corporate level (with respect to the group of companies to which LICENSEE belongs) (“Corporate Materials”) or at a local level may be used by LICENSEE, its Affiliates or permitted sublicensees only upon prior written approval of the same by LICENSOR, which shall have no more than [**] to give its comments or approval to such materials and manuals to LICENSEE (and in case of no answer within such time frame the consent shall be considered as granted). Any and all materials and manuals prepared by any Affiliate of LICENSEE at a local level based upon Corporate Materials already approved by LICENSOR may be used by LICENSEE or such Affiliate without any further approval by LICENSOR.

9.6. LICENSEE shall promptly supply to LICENSOR free-of-charge digital copies of all marketing, advertising and promotional materials relevant to the Product and all training manuals being used by LICENSEE’s sales representatives with respect to the promotion and marketing of the Product within the Field in the Territory. LICENSEE hereby grants to LICENSOR an exclusive (subject to LICENSEE’s right to use such materials in accordance with this Agreement), irrevocable, perpetual, royalty-free license, together with the right to grant sublicenses (through multiple tiers), to reproduce, distribute, perform, display, use, modify and exploit, directly or indirectly, any such marketing, advertising and promotional materials for its business outside of the Territory. The license grant in the preceding sentence shall survive expiration or termination of this Agreement for any reason, and, upon any termination of this Agreement with respect to one or more countries, such license shall extend to such terminated country(ies), and upon any expiration or termination of this Agreement in its entirety, such license shall convert to a worldwide license.

9.7. Without limiting any of LICENSEE’s other obligations in this Agreement, throughout the Term, LICENSEE shall, at its sole cost and expense, (i) maintain an active sales force for marketing and selling the Product within the Field throughout the Territory, (ii) continuously maintain, by itself or through its Affiliates or permitted sublicensees, an adequate and representative stock of the Product to meet market demand in each country of the Territory, and (iii) effectively distribute, advertise, market, sell and promote, directly or through its Affiliates or permitted sublicensees, the sale and use of the Product within the Field throughout the Territory.

9.8. LICENSEE shall make clear in all dealings with its actual and prospective distributors, wholesalers and customers that LICENSEE is acting as distributor of the Product in its own name and for its own account as an independent contractor and not as agent of LICENSOR.

9.9. The final packaging of the Product in each country in the Territory, and any change thereof, shall be agreed upon by LICENSOR and LICENSEE, in accordance with the Registration and with applicable laws and regulatory requirements for the Product. Subject to any applicable law, all packaging, labels, insert sheets, advertising and other materials relevant to the Product in the Territory, including all such materials on the internet shall bear LICENSOR and LICENSEE trade name and logo in such form and manner as agreed by the Parties in good faith in writing or as provided for in the TM Guidelines, in each case subject to the terms of a trademark license agreement to be negotiated in good faith between LICENSOR and LICENSEE. LICENSOR shall not object to any reasonable representation of LICENSEE logo in the outer packaging of the Product (including the blue box for EU Countries) and in all Product packaging, labels and inserts and other materials listed above, subject to any applicable requirement of the applicable Regulatory Authority.

9.10. LICENSEE shall not, and shall cause its Affiliates and permitted sublicensees to not, engage in any export, reexport, or transfer pursuant to this Agreement to Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (“Embargoed Jurisdictions”), except as authorized by general licenses authorizing certain transactions related to the export of medicine or other applicable authorities under U.S. law, including, without limitation, the Export Administration Regulations, 15 C.F.R. 730-774, and the sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), 31 C.F.R. 501-598 (“Trade Control Laws”). LICENSEE shall not, and shall cause its Affiliates and permitted sublicensees to not, engage in any export, reexport, or transfer, nor any other commercial or financial activity, pursuant to this Agreement with the Government of Venezuela, the Government of Belarus, or the government of any Embargoed Jurisdiction, nor with any individual or entity identified on lists of restricted parties maintained by the U.S. Government, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the U.S. Department of Commerce Bureau of Industry and Security Entity List, except as authorized by general licenses authorizing certain transactions related to the export of medicine or other applicable authorities under the Trade Control Laws. LICENSEE shall not cause LICENSOR, directly or indirectly, to violate any Trade Control Laws through any act or omission.

10. RECORDS AND REPORTS

10.1. LICENSEE shall send an email to LICENSOR within [**] after the end of each Accounting Period with a good faith estimate of the amount of the royalties owed under this Agreement for such Accounting Period. LICENSEE shall submit to LICENSOR together with each royalty payment, and in no event later than [**] from the end of each Accounting Period, a written report signed by a responsible officer of LICENSEE which shall set forth, on a [**] basis and for each country of the Territory, the units of Product sold by LICENSEE, its Affiliates and its permitted sublicensees, the unit price, the gross sales and the Net Sales of the Product (in US Dollars, on the basis of the exchange rate mechanism described in Article 7.4 above), its, its Affiliates’ and its permitted sublicensees’ stock of Product, and the quantity of distributed free medical samples. In addition, LICENSEE shall provide to LICENSOR any additional information requested by LICENSOR that is required to be provided by LICENSOR to [**] under the [**] Contract.

10.2. LICENSEE will keep compete and accurate records relating to the calculations of Net Sales generated in the current calendar year and during the preceding [**]. LICENSOR shall have the right, at any time throughout the Term and for a period of [**] thereafter, to have the books, records and accounts of LICENSEE, its Affiliates or permitted sublicensees inspected and audited by LICENSOR’s duly authorized representatives or, at LICENSOR’s discretion, by an independent auditor to be nominated by LICENSOR. LICENSEE shall fully co-operate, and shall cause its Affiliates and permitted sublicensees to fully cooperate, with LICENSOR, its authorized representatives or independent auditor and make available all work papers and other information reasonably requested in connection herewith. In the event the inspection or audit reveals that LICENSEE’s reports are not in accordance with actual sales and that an underpayment has occurred, LICENSEE shall bear all the costs of the inspection or audit and shall immediately pay to LICENSOR any underpaid amounts within [**] of the date LICENSOR delivers to LICENSEE the relevant inspection or audit report and any overdue amounts hereunder shall bear interest at the Euribor [**] applicable as of the date such payment was originally due plus [**]%. In the event that the audit reveals an overpayment by LICENSEE, the extent of the overpayment shall be deducted from the immediately succeeding payment to be made to LICENSOR or, if no further payments are to be made, shall be refunded by LICENSOR to LICENSEE, within [**] of delivery of the report.

10.3. [**] will have the right, [**] at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by [**] and reasonably acceptable to LICENSEE, review any such records of LICENSEE and its Affiliates and sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [**] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made and deductions taken under Article 4 within the [**] period preceding the date of the request for review. No calendar year will be subject to audit under this Article more than [**]. LICENSEE will receive a copy of each such report concurrently with receipt by [**]. In the event such inspection leads to the discovery of a discrepancy to LICENSOR’s or [**] detriment, LICENSEE will, within [**] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy, plus interest on the underpayment at a rate per annum equal to the lesser of [**] percent ([**]%) per month or the highest rate permitted by applicable law, calculated from the date the underpayment was made until the date of payment to LICENSOR of the underpayment. [**] will pay the full cost of the review unless the underpayment of amounts due to LICENSOR is greater than [**] percent ([**]%) of the amount due for the entire period being examined, in which case LICENSEE will pay the reasonable cost charged by such accounting firm for such review. Any undisputed overpayment of royalties by LICENSEE revealed by an examination will be paid by LICENSOR within [**] of LICENSOR’s receipt of the applicable report. Any disagreement regarding the results of any audit conducted under this Article will be subject to the dispute resolution provisions set forth in Article X of the [**] Contract.

10.4. Without limiting any of LICENSEE’s other obligations under this Agreement, LICENSEE will provide to LICENSOR a written report, on an [**] during the Term, describing activities undertaken by LICENSEE with respect to the Product, the results achieved since the last report and activities planned for the following year.

11. REPRESENTATIONS AND WARRANTIES

11.1. LICENSOR hereby represents and warrants to LICENSEE, as of the Effective Date, as follows:

11.1.1. LICENSOR has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware. LICENSOR has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

11.1.2. LICENSOR has the right to grant LICENSEE the rights under the Patents and the Know-how with respect to the Development and Commercialization of the Compound and the Product in the Field in the Territory granted under this Agreement;

11.1.3. The execution, delivery and performance of this Agreement by LICENSOR and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate actions. This Agreement constitutes a legal, valid and binding agreement of LICENSOR, enforceable against LICENSOR in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity;

11.1.4. The persons executing this Agreement on behalf of LICENSOR are duly authorized to do so and by so doing to bind LICENSOR to the terms and conditions of this Agreement;

11.1.5. The execution, delivery and performance by LICENSOR of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) contravene or conflict with the charter or bylaws of LICENSOR, as applicable, or (ii) constitute a default in any material respect under or give rise to any right of termination or cancellation of, any agreement or instrument to which LICENSOR is a party, including the [**] Contract;

11.1.6. There is no action, suit, investigation or proceeding pending against, or to the knowledge of LICENSOR, threatened in writing against LICENSOR before any court, arbitrator or any governmental authority, including Regulatory Authorities, that in any manner challenges or seeks to prevent, negatively impact, enjoin, alter or materially delay the transactions contemplated by this Agreement or LICENSEE’s exploitation of the rights granted to it hereunder;

11.1.7. LICENSOR has made all the payments due under the [**] Contract and it has received no notice from its licensor under the [**] Contract that it is in material breach of any of its obligations under the [**] Contract, and it is not aware of any material breach of the [**] Contract. LICENSOR shall continue fulfilling in all material respect all of LICENSOR’s obligations under, and shall strictly abide by the provisions of, the [**] Contract in all material respects; and

11.1.8. Except as set forth in Article 2.10, LICENSOR is not aware of any fact or third party rights that materially negatively affect or are reasonably likely to materially negatively affect: (i) LICENSOR’s ability to grant the rights hereunder to LICENSEE, (ii) LICENSOR’s ability to perform its obligations in accordance with this Agreement; or (iii) LICENSEE’s right to Commercialize the Product as currently manufactured by LICENSOR as of the Effective Date in the Territory.

11.2. LICENSEE hereby represents and warrants to LICENSOR, as of the Effective Date, as follows:

11.2.1. LICENSEE has been duly organized and is validly existing as a corporation in good standing under the laws of Germany. LICENSEE has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

11.2.2. The execution, delivery and performance by LICENSEE of this Agreement and the consummation of the transactions contemplated by this Agreement by

LICENSEE have been duly and validly authorized by all requisite corporate actions. This Agreement constitutes a legal, valid and binding agreement of LICENSEE, enforceable against LICENSEE in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity;

11.2.3. The persons executing this Agreement on behalf of LICENSEE are duly authorized to do so and by so doing have bound LICENSEE to the terms and conditions of this Agreement;

11.2.4. The execution, delivery and performance by LICENSEE of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) contravene or conflict with the charter or bylaws of LICENSEE, as applicable, or (ii) constitute a default in any material respect under or give rise to any right of termination or cancellation of, any agreement or instrument to which LICENSEE is a party;

11.2.5. having made no due diligence on the matter, to the best of its knowledge, LICENSEE is not aware of any patent to which any third party has rights that would be infringed based upon the use of the Compound or the Product in any in the Territory; and

11.2.6. There is no action, suit, investigation or proceeding pending against, or to the knowledge of LICENSEE, threatened against or affecting, LICENSEE before any court, arbitrator or any governmental authority, including Regulatory Authorities, that in any manner challenges or seeks to prevent, enjoin, negatively impact, alter or materially delay the transactions contemplated by this Agreement.

11.3. Mutual Covenants. During the Term, each Party covenants as follows;

11.3.1. It will not enter into any agreement, instrument or understanding, oral or written, with any third party which conflicts with this Agreement;

11.3.2. It will not grant any right to any third party that would conflict with the rights granted to the other Party hereunder; and

11.3.3. It will not, and it will use Commercially Reasonable Efforts to ensure its Affiliates will not, conduct any activities which would be subject to debarment and neither Party will use in any capacity, and will use Commercially Reasonable Efforts to ensure its Affiliates will not use, in connection with the performance of its obligations under this Agreement, any person that has been debarred pursuant to Section 306 of the U.S. Federal Food, Drug, and Cosmetic Act (codified at 21

U.S.C. § 335a), as amended, or any comparable law in any country, or that is the subject of a conviction described in such section or any comparable law in any country. Each Party agrees to inform the other Party in writing immediately if it or any person that is performing activities under this Agreement, is debarred or is subject to debarment or is the subject of a conviction described in such Section 306, or any comparable law in any country, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any person used in any capacity by such Party or any of its Affiliates in connection with the performance of its obligations under this Agreement.

11.4. LICENSEE hereby represents, warrants, and covenants that it has, and will maintain throughout the Term, sufficient monetary and other resources to fulfil all of its obligations (including all of its payment obligations) under this Agreement.

11.5. Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, COMPOUND, PRODUCT, GOODS, SERVICES, RIGHTS OR SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, USE, MANUFACTURE, HAVING MANUFACTURED OR COMMERCIALIZATION OF THE COMPOUND OR THE PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A PRODUCT WILL BE ACHIEVED.

12. LIABILITIES, INDEMNITIES AND INSURANCE

12.1. Subject to the terms and conditions of this Article 12, LICENSEE shall be fully liable for and shall defend, indemnify and hold LICENSOR and its Affiliates, and their respective officers, directors and employees (“LICENSOR Indemnitees”), wholly free and harmless from and against any and all liabilities, damages, losses, costs, taxes, expenses (including reasonable attorneys’ fees and other expenses of litigation), claims, demands, suits, penalties, judgements or administrative and judicial orders (collectively “Losses”) arising from any Proceeding brought by any unaffiliated third party against LICENSOR to the extent arising out of or in any way resulting from (a) the use of the Know-how, the Trademark or the Patents other than in accordance with the terms and conditions of this

Agreement; (b) any failure by LICENSEE, its Affiliates or permitted sublicensees to comply with any applicable laws, regulations or administrative decision regarding any Registration or the Product; (c) the performance (or failure to perform) of any of LICENSEE’s obligations under this Agreement; (d) the storage, sampling, record-keeping, analysis or transfer of the Product by LICENSEE, its Affiliates or permitted sublicensees; (e) the Development or Commercialization of the Product by LICENSEE, its Affiliates or permitted sublicensees; (f) product liability claims resulting from Products distributed or sold by LICENSEE, its Affiliates or permitted sublicensees (except as may be set forth in the Supply Agreement); (g) any expired Product (including samples) distributed or sold by LICENSEE, its Affiliates or permitted sublicensees after its expiration date; (h) any breach by LICENSEE, its Affiliates or permitted sublicensees of any of LICENSEE’s representations, warranties, covenants or obligations contained in this Agreement; or (i) any gross negligence or wilful misconduct of LICENSEE or any of its Affiliates or permitted sublicensees, or any of their respective directors, officers, employees, or agents. LICENSEE shall have no obligation to indemnify, hold harmless and defend LICENSOR Indemnitees to the extent that LICENSOR is obligated to indemnify, hold harmless and defend LICENSEE Indemnitees under Article 12.2.

12.2. Subject to the terms and conditions of this Article 12, LICENSOR shall be fully liable for and shall defend, indemnify and hold LICENSEE and its Affiliates, and their respective officers, directors and employees (“LICENSEE Indemnitees”, and each of the LICENSEE Indemnitees and LICENSOR Indemnitees, an “Indemnitee”), wholly free and harmless from and against any and all Losses relating to any Proceeding brought by any unaffiliated third party against LICENSEE to the extent arising out of or in any way resulting from (a) any failure by LICENSOR or its Affiliates to comply with any applicable laws, regulations or administrative decision regarding any Registration or the Product; (b) any breach by LICENSOR or its Affiliates of any of LICENSOR’s representations, warranties, covenants or obligations contained in this Agreement; or (c) any gross negligence or wilful misconduct of LICENSOR or any of its Affiliates or any of their respective directors, officers, employees, or agents. LICENSOR shall have no obligation to indemnify, hold harmless and defend LICENSEE Indemnitees to the extent that LICENSEE is obligated to indemnify, hold harmless and defend LICENSOR Indemnitees under Article 12.1.

12.3. Each of the Parties hereto shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any loss, damage or liability which might give rise to a claim under this Agreement. An Indemnitee seeking indemnification pursuant to Article 12.1 or Article 12.2 (“Indemnified Party”) shall give to the Party from whom such indemnification is sought (“Indemnifying Party”) prompt written notice (“Claim Notice”) of the assertion of any claim, or the commencement of any Proceeding, for which the Indemnified Party believes the Indemnifying Party may be liable under Article 12.1 or Article 12.2 of this Agreement, as the case may be. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability under Article 12.1 or Article 12.2 of this Agreement, as the case may be, except to the extent that the Indemnifying Party shall have been prejudiced in any material respect as a result of such failure. A Claim Notice shall describe the nature of the claim or Proceeding and shall indicate the amount of Losses (estimated to the extent that the Losses in respect of any claim or Proceeding are reasonably capable of being estimated); provided, however, that the failure to estimate Losses (or the inaccuracy thereof) shall not affect the validity of a Claim Notice or the amount of Losses to which the Indemnified Party may be entitled.

12.3.1. The Indemnifying Party shall have the right to elect to control the defense of any claim or Proceeding, and the right to settle or compromise any such claim or Proceeding, for which such Indemnifying Party is required to indemnify the Indemnified Party; provided that the prior written consent of the Indemnified Party shall be required in connection with any settlement or compromise unless such settlement, compromise, discharge or consent to judgment (i) includes the delivery of a written release from all liability in respect of such claim or Proceeding, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of its Affiliates. The Indemnifying Party shall exercise such right by delivering written notice of its intent to undertake the defense of such claim or Proceeding to the Indemnified Party within [**] after the receipt of the applicable Claim Notice. If the Indemnifying Party elects to control the defense of the claim or Proceeding, then all expenses and legal fees of such defense shall be borne by the Indemnifying Party. If the Indemnifying Party elects to control the defense of the claim or Proceeding, then the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Party. Only in the event that the Indemnifying Party does not assume such defense within [**] after its receipt of a Claim Notice or the Indemnifying Party notifies the Indemnified Party that it will not assume such defense, may the Indemnified Party control the defense of such claim or Proceeding and settle the claim or Proceeding on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result, without prejudice to the indemnification obligations under Article 12.1 or 12.2 as the case may be.

12.3.2. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which it is maintaining in accordance with this Article 12.3 and to cooperate in good faith with the Indemnifying Party or the Indemnified Party, as the case may be, with respect to the defense of any such matter.

12.4. Notwithstanding any other provision of this Agreement, neither of the Parties shall be liable to the other for indirect, special, punitive, exemplary, incidental or consequential damages or losses arising out of this Agreement, including loss of profits or revenues, regardless of whether such damages were foreseeable or not and regardless of any notice of such damages or losses; and howsoever that liability arises, including contract breach, negligence or tort or breach of any statutory duty, provided that nothing in this Article 12.4 is intended to limit or restrict the indemnification rights or obligations of either Party with respect to Losses that are indemnifiable under Article 12.1 or Article 12.2; and provided further that this Article 12.4 shall not apply with respect to breach by LICENSEE (i) deriving from LICENSEE or its Affiliates’ gross negligence or wilful misconduct, or (ii) of the confidentiality and non-use obligations set forth in Article 15 of this Agreement, or (iii) of Article 19.12 of this Agreement; and provided further that this Article 12.4 shall not apply with respect to breach by LICENSOR (i) deriving from LICENSOR or its Affiliates’ gross negligence or wilful misconduct, or (ii) of the confidentiality and non-use obligations set forth in Article 15 of this Agreement, or (iii) of Article 19.12 of this Agreement.

12.5. Without limiting its obligations under this Agreement, each Party shall effect and maintain, at its own expense, with reputable insurance companies, a third party and product liability insurance policy with a limit of liability not lower than € [**] (Euro [**]) for any one occurrence or series of occurrences arising out of any one event or series of events; such policy shall be extended to recall, with a sublimit not lower than € [**] (Euro [**]). Any deductible, policy exclusion or uncovered risks will remain at sole cost and expense of the Party which subscribed to the policy. Notwithstanding the foregoing, either Party may self-insure any or a portion of the above required insurance with prior written notice to the other Party and adequate annual certification of the relevant reservation for the purpose thereof. Either Party shall maintain such insurance coverage during the Term and for a minimum of [**] after the expiration or termination of this Agreement. Upon request of the other Party, each Party shall provide the other Party with a certificate of insurance issued by the insurer or by the relevant broker (if any) which shall include the details of the policies, including, at least: the name of the insurer, the insured business activity, the policy number, the effective date, the expiration date and the limits of liability applied. If either Party fails to effect and maintain in force the insurance policies required by this Article 12.5, the other Party may, at its own and incontestable discretion, effect and maintain any such insurance and pay such premiums as are necessary, in any case without limiting the other Party’s liability hereunder and with the right to recover from the other Party the expenses borne in doing so.

13. THE PATENTS

13.1. LICENSEE shall mark, and shall cause its Affiliates and permitted sublicensees to mark, any Product Commercialized by it with a notice of patent rights or indicia as necessary or desirable under applicable law to enable the Patents to be enforced to the maximum extent permissible under applicable laws.

13.2. LICENSEE shall co-operate with LICENSOR and perform such activities, at LICENSOR’s cost and expense, as may be reasonably requested by LICENSOR from time to time for the purpose of filing for and obtaining patent extensions and supplementary or complementary protection certificates, if available, of the Patents under the relevant applicable laws of each country of the Territory. In addition, LICENSEE shall at the reasonable request of LICENSOR, use Commercially Reasonable Efforts to cooperate with LICENSOR in connection with any Proceeding relating to the validity of the Patents, including, if so required under applicable law, by being joined as a necessary party to any such Proceeding. LICENSOR will reimburse LICENSEE for [**] percent ([**]%) of all reasonable out-of-pocket costs incurred by LICENSEE in joining any such Proceeding.

13.3. Subject to Article 13.4, LICENSOR has the first right to, at LICENSOR’s discretion and expense, file, conduct prosecution with respect to, and maintain, all Patents, in LICENSOR’s name, but LICENSOR shall consult in good faith with LICENSEE regarding such prosecution. LICENSEE will reimburse LICENSOR for [**] percent ([**]%) of all reasonable out-of-pocket costs incurred by LICENSOR in filing, prosecuting, and maintaining the Patents in the Territory within [**] after receipt of any invoice therefor. LICENSOR shall use Commercially Reasonable Efforts to file, conduct prosecution with respect to, and maintain, all Patents sublicensed to LICENSEE under the [**] Contract.

13.4. Subject to Article 13.3, in the event that LICENSOR elects not to seek or continue to seek or maintain patent protection on any Patent in any country in the Territory, with the intent to abandon such Patent without filing any divisional, continuation, continuation-in-part or replacement thereof, then LICENSEE shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain patent protection on such Patent in such country in the Territory in its own name (except that, with respect to any Patent sublicensed to LICENSEE under the [**] Contract, LICENSEE shall only have such right to the extent permitted under the [**] Contract), but LICENSEE shall consult in good faith with LICENSOR regarding such prosecution. LICENSOR will reimburse LICENSEE for [**] percent ([**]%) of all reasonable out-of-pocket costs incurred by LICENSEE in filing, prosecuting, and maintaining such Patents in the Territory within [**] after receipt of any invoice therefor. LICENSOR shall use Commercially Reasonable Efforts to make available to LICENSEE and its authorized attorneys, agents or representatives, free of any charge, such of its employees as are reasonably necessary to assist LICENSEE in obtaining and maintaining the patent protection described under this Article 13.4. LICENSOR shall sign all legal documents necessary for LICENSEE to file and prosecute such patent applications or to obtain or maintain such patents in its own name. In the event that any patent is assigned to Licensee in accordance with this Article 13.4, then LICENSEE shall grant (and is hereby deemed to grant, effective as of such assignment) to LICENSOR an unconditional, non-exclusive, royalty-free, fully-paid, perpetual, irrevocable license under such patent for all purposes (including to make, use, sell, offer for sale, and import any product), other than to Commercialize the Product in the Field in the Territory.

13.5. The Parties agree as follows:

13.5.1. LICENSOR will have the first right, but not the obligation, to attempt to resolve any (a) misappropriation or infringement of the Know-how or the Patents or the Trademark(s) or (b) unauthorized use or misappropriation of LICENSOR’s Confidential Information or Know-how, in each case ((a) and (b)) that such misappropriation or infringement or unauthorized use or misappropriation materially adversely affects, or could reasonably be expected to materially adversely affect, the exploitation of the rights and license granted to LICENSEE hereunder in the Territory (collectively, “Infringement Activity”) by appropriate steps at its own expense, including, but not limited to, the filing of an infringement or misappropriation suit using counsel of its own choice. If LICENSOR fails to resolve such Infringement Activity, or to initiate a suit with respect thereto, by the date that is [**] before any deadline for taking action to avoid any loss of material enforcement rights or remedies, then LICENSEE will have the right, but not the obligation, to attempt to resolve such Infringement Activity by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice. At the request of the Party bringing an infringement or misappropriation action under this Article 13.5.1, the other Party will provide reasonable assistance in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and be joined as a party to the suit if necessary for the enforcing Party to bring or continue such suit.

13.5.2. The Parties shall [**] all reasonable costs and expenses incurred by either Party in enforcing, or assisting in the enforcement of, any Know-How, Patent or Trademark against any Infringement Activity in accordance with Article 13.5.1. Each Party shall reimburse the other Party for such Party’s share of such costs and expenses within [**] after receipt of any invoice therefor.

13.5.3. Any amounts recovered by a Party as a result of an action pursuant to Article 13.5.1, whether by settlement or judgment, will be allocated first to reimburse each Party for the reasonable costs and expenses incurred in such action, and any remaining amount will be allocated between the Parties on a [**] percent ([**]%) for LICENSEE-[**] percent ([**]%) for LICENSOR basis.

13.6. LICENSEE shall promptly, but in any event no later than [**], inform LICENSOR in writing upon its becoming aware of any notice or claim that the Commercialization of the Product in any country in the Territory infringes any third party’s patent rights, or upon the commencement of any Proceeding with respect to the infringement of any such third party’s rights. The Parties shall cooperate in good faith with respect to defending against any such Proceeding.

13.7. LICENSOR shall be responsible for all payments due under LICENSOR’s license agreements with third parties relating to the Product in effect as of the Effective Date.

14. LICENSEE REIMBURSEMENTS FOR DEVELOPMENT OF PRODUCT

14.1. Without limiting Article 5, the Parties agree that, solely for the calendar years 2022 through 2025, LICENSEE shall reimburse LICENSOR for twenty-five percent (25%) of all documented expenses incurred by LICENSOR for the global Development of the Product during such calendar years (the “Development Funding”); provided that such reimbursement obligation shall be capped annually at, and shall not exceed, US$ 15,000,000 (US Dollars fifteen million) per calendar year (the “Annual Cap”).

14.2. LICENSOR shall submit an invoice within [**] of the end of each Accounting Period, which shall (i) itemize expenses LICENSOR has incurred during such Accounting Period that are subject to reimbursement under Article 14.1, (ii) calculate the Development Funding owed by LICENSEE for such Accounting Period, and (iii) verify if the Annual Cap has already been reached or not. LICENSEE shall pay such invoice within [**] of receipt. Once the Parties have verified the achievement of the Annual Cap, no further payment under Article 14.1 shall be due by LICENSEE to LICENSOR for the same calendar year.

15. CONFIDENTIALITY

15.1. The Receiving Party shall treat the Disclosing Party’s Confidential Information as strictly confidential and shall use it solely for the purpose of and in accordance with this Agreement. The Receiving Party shall not make such Confidential Information available to any third party, except to regulatory authorities in order to seek or obtain approval to conduct clinical trials, or to gain marketing approval, with respect to any Product, as contemplated by this Agreement, but such disclosure may be made only following reasonable notice to the Disclosing Party and to the extent reasonably necessary to seek or obtain such approvals.

15.2. Prior to the publication or presentation of any information or data arising from any permitted Development performed by LICENSEE, LICENSEE shall submit to

LICENSOR a summary, in English language, of the proposed publication or presentation at least [**] prior to the submission thereof for publication or presentation. The purposes for such prior submission are: (i) to provide LICENSOR with the opportunity to review and comment on the contents of the proposed publication or presentation, and (ii) to identify any Confidential Information to be deleted from the proposed publication or presentation. Any said publication or presentation may be made only upon the prior written consent of LICENSOR, which consent may be withheld by LICENSOR in its sole and absolute discretion.

15.3. Except as set forth in Article 15.1, the Receiving Party shall only disclose the Disclosing Party’s Confidential Information to such directors, officers, employees, consultants, and agents of the Receiving Party, and to those of its Affiliates and (sub)licensees, who are directly and necessarily involved in the authorized use of such Confidential Information, and who are subject to confidentiality and non-use obligations at least as stringent as those provided for under this Agreement, to the extent strictly necessary to perform their duties and obligations hereunder.

15.4. Nothing contained herein shall in any way restrict or impair the right of the Receiving Party to use, disclose or otherwise deal with the Disclosing Party’s Confidential Information (other than to the extent such Confidential Information contains personal data) which the Receiving Party can demonstrate to the Disclosing Party by clearly convincing documentation:

15.4.1. is or hereafter becomes part of the public domain through no act or omission by or on behalf of the Receiving Party, or

15.4.2. the Receiving Party was in lawful possession of, without any obligation to keep confidential, prior to receipt of the Confidential Information from the Disclosing Party, or

15.4.3. previously was, or at any time hereafter is, provided to the Receiving Party by a third party having the right to do so, without obligation to keep confidential, or

15.4.4. after disclosure was independently developed by the Receiving Party or its Affiliate without the aid, application or use of the Disclosing Party’s Confidential Information.

15.5. The Receiving Party hereby acknowledges that monetary remedies may be inadequate to compensate the Disclosing Party fully for a breach by the Receiving Party, directly or indirectly, of its confidentiality and non-use obligations under this Agreement. The Receiving Party, therefore, agrees that the Disclosing Party may seek, and a court of competent jurisdiction may grant, immediate entry of specific performance and injunctive or other appropriate equitable relief against the Receiving Party if the Receiving Party breaches or threatens to breach any of its obligations under this Article 15, prior to and in addition to any other legal remedies or damages which would be available to the Disclosing Party at law or in equity, including termination of this Agreement by written notice to the Receiving Party.

15.6. The obligations of confidentiality hereunder shall remain in full force and effect for the Term and for a period of [**] after the expiration or termination of this Agreement (or, if longer, with respect to any confidential or proprietary information of [**], during the term of the [**] Contract and for a period of [**] after any termination or expiration of the [**] Contract).

15.7. Upon termination of the [**] Contract, LICENSEE shall, at the request of, and as directed by, LICENSOR or [**], return or destroy confidential or proprietary information of [**] in LICENSEE’s possession, and shall destroy any reports or notes in LICENSEE’s possession to the extent containing any confidential or proprietary information of [**], and any electronic copies of any of the foregoing, provided that (i) LICENSEE may retain one copy of any confidential or proprietary information of [**] for archival purposes and (ii) LICENSEE shall not be required to return or destroy copies of any confidential or proprietary information of [**] stored on automatically created system back-up media.

16. FORCE MAJEURE

16.1. If the performance of this Agreement is prevented or restricted by government action, war, fire, explosion, flood, strike, lockout, embargo, pandemic, act of God, or any other similar cause beyond the control of the defaulting Party, the Party so affected shall be released for the duration of the force majeure, or such other period agreed between the Parties as being reasonable in all circumstances, from its contractual obligations directly affected by the force majeure, provided that the Party concerned shall:

16.1.1. give prompt notice in writing to the other Party of the cause of force majeure;

16.1.2. use Commercially Reasonable Efforts to avoid or remove such cause of non-performance; and

16.1.3. continue the full performance of this Agreement as soon as such cause is removed.

16.2. The Parties shall take all reasonable steps to minimise the effects of force majeure on the performance of this Agreement and shall, if necessary, agree on appropriate measures to be taken.

17. TERM

17.1. This Agreement shall be effective as of the Effective Date and, unless terminated earlier in accordance with Article 18, this Agreement shall continue in effect on a country-by-country basis until expiration of the last Initial Term or, if applicable, Renewal Term, to expire under this Agreement (“Term”).

17.2. The “Initial Term” shall mean, on a country-by-country basis, the last to occur among: (i) the fifteen (15)-year anniversary of the first commercial sale of the Product in the applicable country, (ii) expiration of the last-to-expire Valid Claim under the Patents in the applicable country; or (iii) the expiration of any regulatory exclusivity protection covering the Product in such country.

17.3. Following the Initial Term in a given country, if LICENSEE wishes to continue Commercializing the Product in the Field in such country in the Territory, LICENSEE may elect to renew this Agreement for additional five (5) year periods (each, a “Renewal Period”), upon written notice to LICENSOR at least [**] prior to the end of the then-current Term. The royalty rates payable by LICENSEE to LICENSOR during the Renewal Period shall be mutually agreed to by the Parties taking into due consideration the market scenario for the Product in each country of the Territory at that time. In no event, however, will such rates be more than [**] percent ([**]%) of the rates provided for in Article 7.4.

18. TERMINATION

18.1. At any time during the Term, upon written notice, if the other Party is in material breach of its obligations under this Agreement and has not cured such breach within (i) [**] in the case of an undisputed (in good faith) payment breach; or (ii) [**] in the case of all other breaches, in each case (i) and (ii), after notice requesting cure of the breach the non-breaching Party shall have the right to terminate this Agreement (A) on a country-by-country basis with respect to the country to which the breach relates if the breach is country specific and does not affect the Agreement as a whole or (B) in its entirety if the breach affects the Agreement as a whole.

18.2. LICENSOR shall have the right to terminate this Agreement upon written notice to LICENSEE if LICENSEE, directly or indirectly, (i) initiates or requests an interference or opposition proceeding with respect to, (ii) makes, files or maintains any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of, or (iii) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Patent.

18.3. Either Party, to the fullest extent permissible under applicable law, shall have the right to terminate this Agreement immediately upon written notice to the other Party, if such other Party, or any entity controlling (as such term is defined at Article 1.2 here above) such Party (i) makes an assignment for the benefit of creditors, (ii) becomes involved in receivership, bankruptcy, insolvency, debtor relief or similar Proceeding, or (iii) becomes involved in any Proceeding, voluntary or forced, whereby the Party involved is limited in the free and unrestrained exercise of its own judgement as to the carrying out of the terms of this Agreement. The Parties intend that, upon LICENSOR's termination of this Agreement pursuant to this Article 18.3, all rights granted hereunder to LICENSEE shall be terminated and reverted to LICENSOR.

18.4. Without limiting the generality of the foregoing, termination or expiration of this Agreement for any reason shall not extinguish any claims either of the Parties may have pursuant to the terms and conditions of this Agreement accruing under this Agreement prior to expiration or termination. In addition, Articles 1, 2.1.2, 2.2, 3.4, 7.7.3 (if this Agreement expires or is terminated after LICENSEE elects to exercise the [**] and before LICENSEE pays the applicable payment to LICENSOR pursuant to Article 7.7.3), 10, 11.5, 12, 15, 16, 18.4, 18.5, 18.6, 18.7, 19.1-19.11, 19.13, 21, and 22 shall survive any expiration or termination of this Agreement. Except as otherwise set forth in this Article 18, upon termination or expiration of this Agreement all rights and obligations of the Parties under this Agreement will cease.

18.5. Upon expiration or termination of this Agreement (in its entirety or with respect to any given country) for any reason, LICENSEE shall, and shall cause its Affiliates and permitted sublicensees to, at LICENSEE’S cost and expense (with respect to the entire Territory if this Agreement is terminated in its entirety, or with respect to the terminated country(ies) if this Agreement is terminated solely with respect to one or more countries):

18.5.1. promptly cease any use or exploitation of any Registration or Price and Reimbursement Approval;

18.5.2. promptly cease any use or other exploitation of any Trademark or Patent;

18.5.3. promptly cease any use or other exploitation of the Know-how, the Improvements, any LICENSEE Inventions and Confidential Information and return or deliver all such materials to LICENSOR without retaining copies, notes, summaries or translations thereof;

18.5.4. promptly cease Commercializing the Product;

18.5.5. promptly transfer to LICENSOR or LICENSOR’s designee (i) possession and ownership of all filings and approvals (including any Registrations and Pricing and Reimbursement Approvals) relating to the Product, (ii) copies of data, reports, records and materials, and other sales and marketing related information controlled by LICENSEE or any of its Affiliates or permitted sublicensees, including any data from permitted Development activities or adverse event data controlled by LICENSEE or any of its Affiliates or permitted sublicensees (or, if such transfer is not possible, LICENSEE shall use Commercially Reasonable Efforts to obtain for LICENSOR the right to access such data, reports, records, materials, and other sales and marketing related information), and (iii) records and materials in LICENSEE’s or any of its Affiliates’ or permitted sublicensees’ possession containing Confidential Information of LICENSOR requested to be transferred by LICENSOR, and execute and cause any of its Affiliates or permitted sublicensees to execute, any documents required or desirable in order to permit or facilitate the smooth transfer of any of the above to LICENSOR; and

18.5.6. promptly comply with all post-expiration or post-termination obligations provided in this Agreement.

18.6. Upon expiration or termination of this Agreement in its entirety for any reason, the license granted to LICENSOR pursuant to Article 2.2 shall become an exclusive (even with respect to LICENSEE and its Affiliates and permitted sublicensees), worldwide license to Develop, manufacture and Commercialize the Compound and the Product. Upon expiration or termination of this Agreement with respect to any given country for any reason, the license granted to LICENSOR pursuant to Article 2.2 shall expand to include an exclusive (even with respect to LICENSEE and its Affiliates and permitted sublicensees) license to Develop, manufacture and Commercialize the Compound and the Product in such terminated country.

18.7. Notwithstanding anything to the contrary in this Agreement or otherwise, the Parties agree that, in the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including the Trademark, the Patents and any patents or patent applications of a Party in any country covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code subject to the protections afforded the non-terminating Party under the Section 365(n) of the United States Bankruptcy Code, and any similar law or regulation in any other country. To the extent permissible by any applicable bankruptcy law, in the event of

LICENSOR’s bankruptcy, LICENSEE shall have the right to source the Compound and the Product from LICENSOR’s manufacturers and suppliers in order to avoid any risk of interruption of the Commercialization of the Product in the Territory.

19. MISCELLANEOUS

19.1. Independent contractor status. The status of LICENSOR and LICENSEE under the business arrangement established by this Agreement is that of independent contractors. LICENSEE shall perform as an independent contractor in relation to both LICENSOR and LICENSEE's customers. LICENSEE has no authority whatsoever to act as an agent or representative of LICENSOR nor any authority or power to contract in the name of or create any liability against or otherwise bind LICENSOR in any way for any purpose, nor shall LICENSOR have such authority or power to so bind LICENSEE.

19.2. Exclusion of compensation for LICENSEE upon termination or expiration. Without prejudice to Article 18.4, LICENSEE hereby expressly waives any right, to the fullest extent admissible under applicable law, relating to compensation for any loss of distribution rights, loss of goodwill or any similar loss, as well as compensation or indemnity for any goodwill which may accrue to LICENSOR as a consequence of the termination or expiration of this Agreement at any time and for any reason.

19.3. Notices. All reports, notices, approvals and communications required or permitted to be made pursuant to this Agreement by one Party to the other shall be validly given or made for all purposes, in the absence of acknowledgement of receipt, on the third day after mailing if mailed by registered airmail or by international courier to the addressee Party at the following addresses (or such other address as a Party may provide to the other Party in accordance with this Article 19.3), respectively:

LICENSOR

If to Karyopharm, to: Karyopharm Therapeutics Inc.

Attention: Chief Executive Officer

85 Wells Avenue, Suite 210

Newton, MA 02459 USA

Facsimile No.: [**]

With a copy to: Karyopharm Therapeutics Inc.

Attention: General Counsel

85 Wells Avenue, Suite 210

Newton, MA 02459 USA

Facsimile No.: [**]

With a copy to: WilmerHale LLP

60 State Street

Boston, MA 02109 USA

Attention: Steven D. Barrett

Facsimile No.: 1-(617)526-5000

LICENSEE

BERLIN-CHEMIE AG

125, Glienicker Weg

12489, Berlin

Germany

For the attention of Chief Financial Officer, with copy to Head of Legal

19.4. Binding Effect. Subject to the provisions of Article 19.7 herein, this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the Parties.

19.5. Waiver. The delay or failure of a Party to insist upon strict performance of any of the terms and conditions of this Agreement by the other Party shall not constitute a waiver of any of the provisions hereof and no waiver by a Party of any of said terms and conditions shall be deemed to have been made unless expressed in writing and signed by such waiving Party.

19.6. Interpretation.

19.6.1. The language of this Agreement is English. No translation into any other language shall be taken into account in the interpretation of the Agreement itself.

19.6.2. The headings in this Agreement are inserted for convenience only and shall not affect its construction.

19.6.3. Where appropriate, the terms defined in Article 1 here above and denoting a singular number only shall include the plural and vice versa. Unless otherwise stated, references to days shall mean calendar days.

19.6.4. References to any law, regulation, statute or statutory provision includes a reference to the law, regulation, statute or statutory provision as from time to time amended, extended or re-enacted.

19.6.5. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and permitted assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Exhibits or Schedules shall be construed to refer to Articles or Appendices of this Agreement, and references to this Agreement include all Appendices hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent”, “endorse” or “approve” or the like shall require that such agreement, consent, endorsement or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), and (j) the term “or” shall be interpreted in the inclusive sense (“and/or”) commonly associated with the term “or.”

19.7. Assignment. This Agreement shall not be transferred, sublicensed, assigned or otherwise disposed of (by operation of law or otherwise) by either Party without the prior, written authorisation of the other Party, which authorisation may be withheld by the other Party in its sole and absolute discretion. However, LICENSOR may, without the other LICENSEE’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (a) an Affiliate provided that LICENSOR shall remain jointly liable with such Affiliate towards LICENSEE unless released by LICENSEE (which release shall not be unreasonably denied); or (b) to a successor-in-interest in the context of a Change in Control provided that such successor-in-interest agrees in writing to LICENSEE to be bound to all terms and conditions of this Agreement in connection with such Change in Control. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, no patents, know-how or other intellectual property or other proprietary rights not Controlled by LICENSOR prior to a Change in Control with respect to LICENSOR, or by any of its Affiliates who were its Affiliates prior to such Change in Control (“Pre-Existing Affiliates”), will be deemed Controlled by LICENSOR for purposes of this Agreement after such Change in Control, other than any Patent that claims priority, directly or indirectly, to any other Patents first Controlled by LICENSOR or its Pre-Existing Affiliates before such Change in Control and licensed to LICENSEE hereunder as of such Change in Control, which will be deemed Controlled by LICENSOR or its Pre-Existing Affiliates thereafter no matter when such Patent is filed or issued. Any purported assignment in violation of this Article 19.7 shall be void. For purposes of this Article 19.7, “Change in Control” means, with respect to LICENSOR (x) the acquisition of beneficial ownership, directly or indirectly, by any third party of securities or other voting interest of LICENSOR representing a majority or more of the combined voting power of LICENSOR’s then outstanding securities or other voting interests, (y) any merger, reorganization, consolidation or business combination involving such LICENSOR with a third party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of LICENSOR (or, if applicable, the ultimate parent of such LICENSOR) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (z) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of LICENSOR to which this Agreement relates to a third party, other than a sale or disposition of such assets to an Affiliate of LICENSOR.

19.8. Statements to the Public. Following the execution of this Agreement, the Parties shall issue a joint press release of which content shall be mutually agreed between the Parties. After such initial press release, except as agreed by the Parties or as otherwise provided herein, neither LICENSOR nor LICENSEE shall make or procure or permit the making of any announcement, publicity, news release, comment or other public statement with respect to this Agreement or its subject matter without the prior consent of the other Party, which consent shall not be unreasonably withheld; except that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, so long as any such public statement is not inconsistent with prior public disclosures or public statements approved by both Parties and does not reveal Confidential Information of the other Party.

Either Party may make a public statement with respect to this Agreement if required by law or government authority if, except to the extent not permitted by law, such Party gives the other Party an opportunity to review the form and content of such statement and comment before it is made. Either Party shall have the right to make such filings with governmental authorities, as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate (provided that the Parties shall reasonably cooperate with respect to obtaining confidential treatment of sensitive information, as appropriate and, in case of LICENSEE making such disclosure, it shall also give LICENSOR prompt notice and an opportunity to comment on the proposed disclosure).

Notwithstanding the foregoing, nothing in this Article 19 shall limit LICENSOR’s right to publish results, developments or information relating to or make public statements about its Development and Commercialization of the Compound or Product.

19.9. Expenses. Unless specifically and expressly provided for to the contrary in this Agreement, a Party who has an obligation or right to take an action under this Agreement shall be solely responsible for any and all expenses associated with such action.

19.10. No Third Party Beneficiaries. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise expressly provided in Article 12 of this Agreement.

19.11. Data Protection. Each Party shall comply with its obligations relating to personal data that apply to it under applicable Data Protection Laws (including applying appropriate technical and organizational security measures to prevent the occurrence of any unauthorized or unlawful processing, or accidental loss or destruction of, or damage to, personal data) under or in connection with this Agreement.

19.12. Compliance with Anticorruption Laws. LICENSEE and its Affiliates shall not utilize deceptive, misleading or unethical business practice in connection with the Commercialization of the Product in the Field in each country of the Territory.

Each Party shall perform its activities hereunder, directly or indirectly, in full compliance with all applicable local and international laws, including those applicable laws (and industry codes) dealing with government procurement, conflicts of interest, fraud, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

In connection with this Agreement, each of the Parties represents, warrants and covenants that it has a fully effective and comprehensive compliance management program in place and it has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any government official for the purpose of: (i) improperly influencing any act or decision of the person or government official; (ii) inducing the person or government official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the person or government official to improperly influence the act or decision of any organization, including any government or government instrumentality, in order to assist LICENSEE or LICENSOR in obtaining or retaining business.

19.13. Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

20. APPENDICES

The following Appendices shall be an integral part of this Agreement:

FIRST APPENDIX:	Patents
SECOND APPENDIX:	Development Plan
THIRD APPENDIX:	Information to be included in LICENSEE’s Commercialization Plans
FOURTH APPENDIX:	Key terms for Supply Agreement

21. GOVERNING LAW AND VENUE

21.1. This Agreement shall be governed by and construed in accordance with the laws of the [**] without giving effects to conflict of laws principles.

21.2. Arbitration.

21.2.1. Subject to Article 21.2.4, any disputes, claims or controversies in connection with this Agreement, including any questions regarding its formation, existence, validity, enforceability, performance, interpretation, tort, breach or termination hereof (“Disputes”), shall be resolved amicably by negotiation between the Parties. Either Party may initiate such informal Dispute resolution by sending written notice of the Dispute to the other Party, and then appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations in person or via video-conference without delay from such notice. If such representatives are unable to resolve such Disputes within [**] of such notice, either Party may refer the matter by written notice to the CEO of each Party for discussion and resolution. If the CEOs of the Parties are unable to resolve such Dispute within [**] of such written notice, Article 21.2.2 shall apply.

21.2.2. Disputes which remain unresolved under Article 21.2.1 shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said rules. Each Party shall nominate one (1) arbitrator, and the two (2) arbitrators so nominated shall nominate a third arbitrator, who shall act as the chairperson. The place of the arbitration shall be [**]. The language of the arbitration shall be English. If the tribunal orders production of documents, the tribunal shall take guidance from the IBA Rules on the Taking of Evidence in International Arbitration as current on the date of the commencement of the arbitration. The costs and expenses of translation of relevant documents and translators relating to the arbitration shall be deemed as the costs and expenses of the arbitration, and may be allocated to any Party in the award by the tribunal. The tribunal may include in its award an allocation to any Party of costs and expenses relating to the arbitration, excluding lawyers’ fees, as the tribunal deems reasonable. Each Party shall bear its own cost and expenses for its own lawyers. The award rendered by the tribunal shall be final and binding upon the Parties and may be entered in any court of appropriate jurisdiction. The Emergency Arbitrator Provisions and the Expedited Procedure Provisions shall not apply.

21.2.3. The existence and content of the arbitral proceedings, any information exchanged between Parties during the arbitral proceedings and any rulings or award shall be kept confidential by the Parties and members of the tribunal except (a) to the extent that disclosure may be required by a Party to fulfil a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (b) with the consent of both Parties, (c) where needed for the preparation or presentation of a claim or defense in this arbitration, (d) where such information is already in the public domain other than as a result of a breach of this clause, or (e) by order of the tribunal upon application of a Party.

21.2.4. At any time, a Party may seek or obtain preliminary, interim or conservatory measures from the arbitrators or from a court.

21.2.5. Unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity or enforceability of any Patent regarding this Agreement shall not be subject to arbitration and shall be submitted to a court or patent office of competent jurisdiction in the relevant country in which such patent was issued or, if not issued, in which the underlying patent application was filed. The Parties submit to the jurisdiction of such court or patent office and irrevocably waive any assertion that the case should be heard in a different venue or forum.

22. ENTIRETY OF AGREEMENT AND SEVERABILITY

22.1. This Agreement supersedes all prior agreements and understandings, whether oral or written, made by either Party or between the Parties and constitutes the entire Agreement of the Parties with regard to the subject matter hereof. Except as set forth in Article 4.2, this Agreement shall not be considered extended, cancelled or amended in any respect unless done so in writing and signed on behalf of the Parties hereto.

22.2. The Parties hereby expressly state that it is the intention of neither Party to violate any rule, law and regulations. If any provision of this Agreement is rendered invalid or unenforceable, the Parties shall substitute, by mutual consent, a valid and enforceable provision in such a way as to reflect as nearly as possible the intent and purpose of the original provision. In case such valid provision cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

23. DATA PROTECTION

23.1. Within [**] after the Effective Date, the Parties shall negotiate in good faith a data protection agreement relating to the processing of personal data.

signatory page will follow

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their duly authorized representatives.

For and on behalf of

KARYOPHARM THERAPEUTICS INC.

/s/ Richard Paulson
Name: Richard Paulson
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their duly authorized representatives.

For and on behalf of

BERLIN-CHEMIE AG (MENARINI GROUP)

/s/ Dr. Luca Lastrucci
Name:Dr. Luca Lastrucci
Title:CEO

/s/ Dr. Attilio Sebastio
Name:Dr. Luca Lastrucci
Title:CFO